Exhibit 10.1

LEASE AGREEMENT

This Lease Agreement (this “Lease”) is made this      day of             , 2014 (the “Effective Date”), between PIBP 210 LLC an Ohio limited liability company having its principal office at c/o Continental Real Estate Companies, 150 E. Broad Street, 8th Floor, Columbus, Ohio 43215 (the “Landlord”), and MASTECH HOLDINGS, INC., a Pennsylvania corporation having its principal office at 1000 Commerce Drive, Suite 500, Pittsburgh, PA 15275 (the “Tenant”).

BASIC LEASE PROVISIONS

The following provisions set forth various basic terms of this Lease, and are sometimes referred to as the “Basic Lease Provisions”.

Premises	That certain corporate office facility, consisting of approximately 11,495 useable/rentable square feet (subject to measurement pursuant to Section 1.01 hereof), to be constructed by Landlord upon a portion of that certain Property located at 1305 Cherrington Parkway, Suite 400, Moon Township, Pennsylvania 15108; which premises shall be designated as Building 210 of the Pittsburgh International Business Park

Initial Term	Ten (10) full “Lease Years” (as such term is defined in Section 2.01) from the “Commencement Date” (as such term is defined in Section 3.01).

Option to Renew	One (1) Five (5) Year Option, exercisable in accordance with Section 2.02

Base Rent

$16.75 per useable/rentable square foot for Lease Years 1-3;

$17.25 per useable/rentable square foot for Lease Years 4 & 5;

$17.75 per useable/rentable square foot for Lease Years 6-7;

$18.50 per useable/rentable square foot for Lease Years 8-10;

Base Rent subject to increase during the Extension Term in accordance with Section 4.02(b)

Additional Rent	Includes Tenant’s obligation to pay its proportionate share of all Operating Expenses and Real Estate Taxes, in accordance with Section 4.03

Tenant’s Proportionate Share	Estimated to be 21.61%

Security Deposit Tenant Improvement Allowance	None Required Forty Seven Dollars ($47.00) per square foot of the Premises

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Addresses for Notices

As to Landlord:

PIBP 210 LLC

c/o Continental Real Estate Companies

150 East Broad Street, Suite 800

Columbus, Ohio 43215

Attn: David Sheidlower, Esq.

Telephone: (614) 883-1049

Fax: (614) 461-4119

Email: dsheidlower@continental-realestate.com

With copy to:

Richard Donley

Chaska Property Advisors

3120 Unionville Road

Cranberry Township, PA 16066

As to Tenant (prior to the Commencement Date):

Mastech Holdings, Inc.

1000 Commerce Drive, Suite 500

Pittsburgh, PA 15275

Telephone: (412) 787-2100

Fax: (412) 494-9272

As to Tenant (on and after the Commencement Date): At the Premises

*	Note: If there is any difference between these Basic Lease Provisions and the Lease, the Lease shall control.

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EXHIBITS

Exhibit A-1	Depiction of the Premises
Exhibit A-2	Description of the Land
Exhibit A-3	Description of the Park
Exhibit A-4	Site Plan Showing Location of Reserved Parking Spaces
Exhibit B-1	Landlord’s Shell Building Work Letter
Exhibit B-2	Landlord’s Tenant Improvement Work Letter
Exhibit B-3	Typical Tenant Improvements Work Letter
Exhibit C	Form of Commencement Agreement
Exhibit D	Rules and Regulations

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ARTICLE 1

PREMISES

Section 1.01 Grant and Acceptance. In consideration of the mutual covenants herein, and subject to all of the terms and conditions hereinafter set forth, Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, that certain approximately 11,495 useable/rentable square feet of space (as depicted on the site plan attached hereto as Exhibit “A-1” and made a part hereof, the “Premises”) comprising a portion of that certain building, to be constructed by Landlord in accordance with this Lease and known and numbered as Suite 400, Pittsburgh International Business Park, Building 210 (the “Building”); which Building is situated on that certain parcel of land more particularly described in Exhibit “A-2” attached hereto and made a part hereof (the “Land”); which Land is situated as a portion of that certain real estate development, consisting of approximately 50 acres, generally located at Cherrington Parkway, Moon Township, Allegheny County, Pennsylvania 15108, and commonly known as the Pittsburgh International Business Park (as more particularly depicted and described at Exhibit “A-3” attached hereto and made a part hereof, the “Park”).

ARTICLE 2

TERM; OPTION TO RENEW; OPTION TO TERMINATE

Section 2.01 Initial Term. The initial term of this Lease (the “Initial Term”) shall commence on the Commencement Date (as hereinafter defined at Section 3.01), and continue until the last day of the tenth (10th) full Lease Year, or on such earlier date upon which said term may expire or be canceled pursuant to any of the provisions, terms or covenants of this Lease or pursuant to applicable law. As used herein, the term “Lease Year” shall mean a period of twelve (12) consecutive full calendar months, with the possible exception of the first (1st) Lease Year. The first Lease Year shall begin on the Commencement Date if the Commencement Date is the first day of a calendar month; if not, then the Commencement Date shall begin on the first day of the calendar month immediately following the month in which the Commencement Date occurs, and the partial calendar month beginning with the Commencement Date shall be added to the first Lease Year.

Section 2.02 Option to Renew. So long as Tenant is not then in default pursuant to the terms and conditions of this Lease, Tenant shall have the option to extend the Term of this Lease for one (1) five (5) year period (the “Extension Term”), commencing when the Initial Term of this Lease expires, upon the terms and conditions set forth in this Section 2.02 (such option being the “Extension Option”). As used in this Lease, the word “Term” shall mean the Initial Term and, to the extent applicable, the Extension Term. Tenant shall give to Landlord written notice of the exercise of the Extension Option on or before the date (the “Notice Date”) which is twelve (12) months prior to the date that the Extension Term would commence (if exercised), time being of the essence. Such notice shall be given in accordance with the requirements of Section 16.01 hereof. If notification of the exercise of the Extension Option is not so given, the Extension Option granted to Tenant pursuant to this Section 2.02 shall be void and of no further force or effect. All of the terms and conditions of this Lease, except where specifically modified by Section 4.02 below, shall apply to the Extension Term.

Section 2.03 Option to Terminate. Tenant shall have the option to terminate this Lease upon the terms and conditions set forth in this Section 2.03. If properly invoked by Tenant, this Lease shall terminate as of the last day of the seventh (7th) Lease Year (the “Early Termination Date”). To properly invoke such early termination right, Tenant must: (i) deliver Landlord written notice of Tenant’s irrevocable election to so terminate (the “Early Termination Notice”), which Early Termination Notice must be delivered to Landlord not less than twelve (12) months prior to the Early Termination Date; (ii) pay to Landlord an early termination fee in the amount of Three Hundred Eight Thousand Thirty-Two and 00/100 Dollars

($308,032.00) (the “Early Termination Penalty”), which Early Termination Fee (1) shall be paid to Landlord in full at the time of Tenant’s delivery of the Early Termination Notice; (2) is non-refundable to Tenant; and (3) shall be in addition to, and not in lieu of, all other rent and other payments due Landlord from Tenant under this Lease through and including the Early Termination Date. If properly invoked by Tenant in accordance with the foregoing provisions of this Section 2.03, then this Lease shall terminate as of the Early Termination Date, Tenant shall fully vacate the Premises on or before such date and leave the Premises in broom clean condition, free and clear of all of Tenant’s furniture, furnishings and equipment, and each party shall be released of any further liability to the other hereunder as of the Early Termination Date other than accrued but unsatisfied obligations as of such date.

ARTICLE 3

CONSTRUCTION, OCCUPANCY, TENANT IMPROVEMENT ALLOWANCE, AND SURRENDER OF PREMISES

Section 3.01 Commencement Date; Shell Building Work; Tenant Improvement Work

(a) The “Commencement Date” of this Lease shall be established as the later of: (1) August 29, 2014; and (2) the date on which Landlord has (i) Substantially Completed the Shell Building Work (the “Landlord’s Shell Building Work”) in accordance with (and as such capitalized terms are defined by) the Landlord’s Shell Building Work Letter attached hereto as Exhibit “B-1” and made a part hereof (the “Landlord Shell Building Work Letter”); (ii) Substantially Completed the Landlord’s Tenant Improvement Work (“Landlord’s Tenant Improvement Work”) in accordance with (and as such capitalized terms are defined by) the Landlord’s Tenant Improvement Work Letter attached hereto as Exhibit “B-2” and made a part hereof (the “Landlord’s Tenant Improvement Work Letter”), exclusive of any “Tenant’s FF&E Work” as defined in Landlord’s Tenant Improvement Work Letter; and (iii) tendered possession of the Premises to Tenant (or would have tendered possession of the Premises to Tenant, in the event of any “Tenant Delay” [as defined in Landlord’s Tenant Improvement Work Letter]). The Landlord’s Shell Building Work and Landlord’s Tenant Improvement Work are sometimes collectively referred to herein as the “Work”. The Landlord’s Shell Building Work Letter and Landlord’s Tenant Improvement Work Letter are sometimes collectively referred to herein as the “Work Letters”.

(b) Landlord shall utilize commercially reasonable efforts to cause the Commencement Date to occur on August 29, 2014 (the “Target Commencement Date”); provided, however, that such Target Commencement Date presumes Tenant’s timely compliance with all submission requirements set forth in the Work Letters and, in the event that Landlord is unable to cause the Delivery Date to occur by the Target Commencement Date as a result of a Tenant Delay, then the Commencement Date shall be established as the date that the Commencement Date would have occurred but for the Tenant Delay, but in no event prior to August 29, 2014. In the event that Landlord requires additional time beyond the Target Commencement Date in order to substantially complete the Work, Landlord shall provide written notice of such requirement to Tenant at least thirty (30) days prior to the Target Commencement Date. In the event that the Premises are not delivered for any reason (subject only to force majeure events and Tenant Delays) within sixty (60) days after the Target Commencement Date without written approval from Tenant, then commencing on the sixty-first (61st) day following the Target Commencement Date and for so long thereafter as the Commencement Date has not occurred, Tenant shall receive a day-for-day credit against Base Rent for each day the Premises are not delivered.

(c) Tenant or its agents shall, from time to time upon reasonable advance notice given to Landlord, have reasonable access to the Premises during the performance of the Work, with such access provided through Landlord, for purposes of observing the progress of the Work; provided, however, that all such access shall be coordinated and scheduled by and through Landlord’s general contractor, so as not to interfere with the conduct of the Work. Both parties acknowledge that Tenant’s furniture and wiring and cabling contractors will need to be included in construction meetings and to be included within the construction schedule.

(d) Once the Commencement Date has occurred, the parties hereto agree to enter into a commencement agreement (the “Commencement Agreement”), substantially in form attached hereto as Exhibit “C” and made a part hereof, confirming, inter alia, the Commencement Date and expiration date of the Initial Term.

(e) In the event Landlord causes the Delivery Date to occur prior to the Target Commencement Date, then Tenant shall have the right to occupy and possess the Premises as of such date, which occupancy shall be subject to all the terms, covenants and conditions of this Lease, event though the Commencement Date has not yet then occurred; however (i) Tenant’s obligation to make Base Rent payments shall begin until the Commencement Date; and (ii) notwithstanding anything to the contrary contained in this Lease, Tenant shall begin making all other rent payments (including, but not limited to, Tenant’s proportionate share of Operating Expenses and Real Estate Taxes), and shall pay for all utility charges used or consumed upon the Premises, from and after the Delivery Date.

Section 3.02 Condition of Premises. Tenant acknowledges and agrees that, except as expressly set forth in this Lease, there have been no representations or warranties, of any kind or nature, made by or on behalf of Landlord with respect to the condition of the Premises or with respect to the suitability thereof for the conduct of Tenant’s business, and, except as otherwise set forth herein, Tenant accepts the Premises on an “AS-IS,” “WHERE-IS” basis (but in accordance with Exhibit “B”). Landlord and Tenant expressly agree that there are and shall be no implied warranties of merchantability, habitability, fitness for a particular purpose or any other kind arising out of the Lease and that all express or implied warranties in connection therewith are expressly disclaimed. Subject to the completion of the Work (including the Punch List items), the possession of the Premises by Tenant shall conclusively establish that the Premises were at such time in satisfactory condition, order and repair. Landlord shall not be obligated to make any repairs, replacements or improvements of any kind or nature to the Premises, except as otherwise expressly provided herein.

Section 3.03 Tenant Improvement Allowance. See Landlord’s Tenant Improvement Work Letter for details pertaining to the Tenant Improvement Allowance.

Section 3.04 Surrender of the Premises. Subject to Section 7.05 hereof, upon the expiration or earlier termination of this Lease, or upon the exercise by Landlord of its right to re-enter the Premises without terminating this Lease, Tenant shall immediately surrender to Landlord the Premises in broom-clean condition, ordinary wear and tear and casualty accepted, together with all keys or key cards or codes to the Premises and the Building. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all reasonable damages, expenses, costs, losses or liabilities arising from any delay by Tenant in so surrendering the Premises in accordance with the provisions of this Section 3.04, including, without limitation, any reasonable damages, expenses, costs, losses or liabilities arising from any claim against Landlord made by any succeeding tenant or prospective tenant founded on or resulting from such delay and losses and damages suffered by Landlord due to lost opportunities to lease any portion of the Premises to any such succeeding tenant or prospective tenant, together with, in each case, actual attorneys’ fees and costs.

Section 3.05 Holding Over. In the event Tenant or any party claiming under Tenant retains possession of the Premises after the expiration or earlier termination of this Lease, such possession shall be an unlawful detainer and no tenancy or interest shall result from such possession; such parties shall be subject to immediate eviction and removal; and Tenant or any such party shall pay Landlord as Rent for the period of such hold-over an amount equal to the Additional Rent (as such term is defined in Section 4.04) plus one hundred fifty percent (150%) of the Base Rent payable in each instance for the last month of the Term. Tenant shall also pay any and all reasonable damages sustained by Landlord as a result of such hold-over. Tenant will vacate the Premises and deliver same to Landlord immediately upon Tenant’s receipt of notice from Landlord to so vacate. The Rent during such hold-over period shall be payable to Landlord on demand. Nothing contained herein shall be construed to constitute Landlord’s consent to Tenant holding over at the expiration or earlier termination of the Term or to give Tenant the right to hold over after the expiration or earlier termination of the Term. Tenant hereby agrees to indemnify, hold harmless and defend Landlord from any cost, loss, claim or liability (including attorneys’ fees) Landlord may incur as a result of Tenant’s failure to surrender possession of the Premises to Landlord upon the termination of this Lease.

Section 3.06 Waiver. TENANT EXPRESSLY WAIVES TO LANDLORD THE BENEFIT TO TENANT OF 68 PA. C.S.A. §250.501, APPROVED APRIL 6, 1951, ENTITLED “LANDLORD AND TENANT ACT OF 1951”, AS MAY BE AMENDED FROM TIME TO TIME, REQUIRING NOTICE TO QUIT UPON THE EXPIRATION OF THE TERM OF THIS LEASE OR AT THE EXPIRATION OF ANY EXTENSION OR RENEWAL THEREOF, OR UPON ANY EARLIER TERMINATION OF THIS LEASE, AS HEREIN PROVIDED. TENANT COVENANTS AND AGREES TO VACATE, REMOVE FROM AND DELIVER UP AND SURRENDER THE POSSESSION OF THE PREMISES TO LANDLORD UPON THE EXPIRATION OF THE TERM OR UPON THE EXPIRATION OF ANY EXTENSION OR RENEWAL THEREOF, OR UPON ANY EARLIER TERMINATION OF THIS LEASE, AS HEREIN PROVIDED, WITHOUT SUCH NOTICE, IN THE CONDITION AS REQUIRED BY THIS LEASE.

ARTICLE 4

RENT

Section 4.01 Base Rent During Initial Term. Commencing as of the Commencement Date and continuing thereafter throughout the Initial Term, Tenant shall pay annual fixed minimum rent (“Base Rent”) in the amount per square foot shown in the Basic Lease Provisions. Tenant promises to pay to Landlord in advance, without demand, deduction or set-off (except as otherwise expressly set forth herein), equal monthly installments of Base Rent on or before the first day of each calendar month in which Base Rent is due. Payments of Base Rent for any fractional calendar month during the Initial Term shall be prorated. All payments required to be made by Tenant to Landlord hereunder shall be payable at such address as Landlord may specify from time to time by written notice delivered in accordance with the terms of this Lease.

Section 4.02 Base Rent During the Extension Term. During the Extension Term, the annual Base Rent payable by Tenant shall be an amount equal to the greater of: (i) the Market Rate on the date the Extension Term commences; or (ii) one hundred percent (100%) of the amount of annual Base Rent payable by Tenant during the final full Lease Year preceding the commencement of the Extension Term (without giving effect to any provision of this Lease that may allow Tenant to abate payment of Base Rent, in whole or in part, during such final full Lease Year). Notwithstanding the foregoing and the provisions of Section 2.02, no later than the date which is fifteen (15) months prior to the date that the Extension Term would commence (if exercised), Landlord shall deliver to Tenant Landlord’s determination of the annual Base Rent payable during said Extension Term, based upon the Market Rate. The term “Market Rate” shall mean the annual amount per rentable square foot that a willing, comparable renewal tenant would pay and a willing, comparable landlord of a similar building would accept at arm’s length for similar Class A office space in the Parkway West corridor, including without limitation similar space within the Park. The Market Rate shall be the Market Rate in effect as of the beginning of the

Extension Term, even though the determination may be made in advance of that date, and the parties may use recent trends in rental rates in determining the proper Market Rate as of the beginning of the Extension Term.

Section 4.03 Real Estate Tax and Operating Expense Pass Through

(a) Commencing on the Commencement Date, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share (as hereinafter defined) of (i) Real Estate Taxes and (ii) Operating Expenses for any calendar year (or portion thereof) during the Term of this Lease or any renewal or extension hereof (the “Tax and Operating Expense Payment”). The Tax and Operating Expense Payment shall be made as provided in this Section 4.03.

(b) Tenant agrees to pay monthly, as Additional Rent, one-twelfth (1/12) of Tenant’s Tax and Operating Expense Payment for the then current calendar year. Initial estimates for Additional Rent are provided at the end of this Section 4.03(b). Tenant shall pay such amounts monthly to Landlord in the same manner and at the same time as Base Rent under Section 4.01. Within one hundred twenty (120) days following the end of each calendar year, Landlord will submit to Tenant a statement showing in reasonable detail the actual Real Estate Taxes and Operating Expenses for the preceding calendar year along with a reconciliation of estimated payments made by Tenant as compared to Tenant’s actual Tax and Operating Expense Payment for such calendar year (each a “Tax and Operating Expense Statement”). However, the failure or delay by Landlord to provide Tenant with a Tax and Operating Expense Statement shall not constitute a waiver by Landlord of Tenant’s obligation to pay its Tax and Operating Expense Payment or of Landlord’s rights to send such a statement or a waiver of its right to reconcile Tenant’s Tax and Operating Expense Payment unless such delay occurs for more than six (6) months upon which time Tenant may hold its Additional Rent payments until the Tax and Operating Expense Statement is received by Tenant. Within thirty (30) days after receipt of a Tax and Operating Expense Statement, Tenant shall pay Landlord any additional amounts owed to Landlord as shown on the Tax and Operating Expense Statement. Any monies owed Tenant by Landlord shall be applied by Landlord against the next accruing monthly installment(s) of Rent due from Tenant under this Article 4, provided, however, that if such overpayments cannot be fully recovered over the next two (2) monthly installments, Landlord shall refund such overpayment to Tenant or, at Tenant’s option, apply such overpayment as a credit against the next monthly installments of Rent payable hereunder. Tenant or its representative shall have the right, upon not less than ten (10) Business Days (as such term is defined in Section 17.15) prior written notice, to review, at Tenant’s sole cost, Landlord’s books and records (which shall be maintained in accordance with generally accepted accounting principles) with respect to the applicable Tax and Operating Expenses Statement during normal business hours, at the location of Landlord’s books and records, which books and records shall initially be located in Butler and/or Allegheny Counties, Pennsylvania. Notwithstanding anything herein to the contrary, neither Tenant nor its representative shall have such review rights more than once annually with respect to any given calendar year. In no event may Tenant engage any third party to perform such review that is compensated, in whole or in part, based upon the findings of such review. Unless Tenant shall take written exception to any item contained in the Tax and Operating Expense Statement within sixty (60) days after delivery thereof, the Tax and Operating Expense Statement shall be deemed final and accepted by Tenant. If Tenant disputes a Tax and Operating Expense Statement, Tenant shall pay the monies set forth therein and any monies then owed by Tenant under this Lease as a condition precedent to any further review of the content of the Tax and Operating Expense Statement. If Tenant gives Landlord notice of its intention to audit the Tax and Operating Expense Statement, it must commence such audit within thirty (30) days after such notice is delivered to Landlord, and the audit must be completed within ninety (90) days after such notice is delivered to Landlord. If, after such audit, Tenant disagrees with Landlord’s calculation of Operating Expenses, Tenant shall so advise Landlord within thirty (30) days of such audit in writing and shall specify in reasonable detail the reasons for such disagreement. If Landlord and Tenant are unable to resolve such disagreement within thirty (30) days of Landlord’s receipt of Tenant’s written notice, then Landlord or Tenant may give notice to the other that such party desires to submit the determination of the Operating Expenses to an action in declaratory relief in a court with jurisdiction over the Lease; and, in such event, the fact that Tenant previously made payment to Landlord on account of any disputed Tax and Operating Expense Statement shall not constitute a waiver of Tenant’s ability to obtain a refund for such payment to the extent it exceeds the award granted by the court in declaratory relief. If Tenant does not commence and complete the audit within such periods, the Tax and Operating Expense Statement which Tenant elected to audit shall be deemed final and binding upon Tenant and shall, as between the parties, be deemed conclusively correct. Any payments due under this Section 4.03 shall be prorated for any partial calendar year occurring during the Term of this Lease. Tenant’s obligation to pay any amounts due under this Section 4.03, and Landlord’s obligation to refund any overpayments made by Tenant under this Section 4.03 for the final year of the Term of this Lease, shall survive the expiration or earlier termination of this Lease. Landlord currently estimates Tenant’s monthly installment on account of its Tax and Operating Expense Payment for the calendar year 2015 to be Two Dollars ($2.00) per square foot for Real Estate Taxes and Two and 40/100 Dollars ($2.40) per square foot for Operating Expenses.

(c) “Tenant’s Proportionate Share” shall mean the ratio of the useable/rentable square feet of the Premises (as set forth in the Basic Lease Provisions) to the total amount of rentable area available in the Building, whether occupied or not; except that, when referring to expenses relative to the Park or the Land, “Tenant’s Proportionate Share” shall mean a ratio not larger than the ratio of the useable/rentable square feet of the Premises (as set forth in the Basic Lease Provisions) to the total amount of rentable area available in the Park or the Land, whichever is applicable.

(d) “Real Estate Taxes” shall mean all real estate taxes and assessments and special assessments imposed upon the Building and/or the Land, as the case may be, by any governmental bodies or authorities that Landlord is obligated to pay and does pay. If at any time during the Term of this Lease the methods of taxation prevailing as of the date hereof shall be altered so that in lieu of, or as a substitute for the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on real estate and the improvements thereof there shall be levied, assessed and imposed (i) a tax, assessment, levy, imposition or charge received therefrom or (ii) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon the Premises and imposed upon Landlord, or (iii) a license fee measured by the rent payable by Tenant to Landlord (iv) any other such additional such taxes, assessments, levies, impositions or charges or the part thereof so measured or based shall be deemed to be included within the term “Real Estate Taxes” for the purpose hereof. Penalties, interest and late fees are specifically excluded from the definition of “Real Estate Taxes” herein.

(e) “Operating Expenses” shall mean, except as otherwise specifically excluded or otherwise paid directly by Tenant pursuant hereto, all costs and expenses paid or incurred by or on behalf of Landlord in connection with its ownership, servicing, repair, maintenance and operation of the Land and Building, and in those instances where all buildings are benefited, the Park, plus those additional costs which Landlord reasonably determines it would have so incurred during such year had the Building been ninety-five percent (95%) occupied, excluding real estate taxes (and excluding any other tax related to net income, capital stock, estate or inheritance taxes), interest or amortization payments on debt or any mortgage, asset depreciation, legal expenses in enforcing the terms of any lease other than this Lease, expenses for repair or other work occasioned by fire or other casualty (or any other cost or expense to the extent it is reimbursed to Landlord by its insurance or condemnation awards or payments from third parties or other tenants), costs incurred for fines or penalties due to violations of any governmental rule, law or code (each as in effect as of the Effective Date), expenses incurred in the leasing or procuring of new tenants, including lease commissions, professionals’ or executives’ wages (i.e., above commercial level building superintendant wages or salary), hazardous materials or asbestos mitigation and removal costs (unless such mitigation or removal costs are incurred as a result of the Tenant’s, or its agents’, representatives’, employees’, contractors’ or invitees’, action or failure to act), advertising expenses, items and services which Landlord provides selectively to one or more but not all of the tenants of the Building (but not Tenant) without reimbursement, leasehold improvements for any other tenants, expenses for renting space for new tenant(s), as well any other costs or damages incurred regarding other leases, whether or not due to Landlord’s breach or another tenant’s acts (except to the extent any such costs or damages are otherwise included in Operating Expenses pursuant to the terms and conditions of this Lease) and the cost of capital repairs, replacements and improvements, as defined pursuant to generally accepted accounting principles, with the exception of the Allowed Capital Operating Expenses (as hereinafter defined); but including, without limitation, all insurance maintained on or in connection with the Land, Building and Park and all of the agents and employees described in this subsection which, in Landlord’s reasonable judgment, shall be necessary or appropriate or which the holder of any mortgage affecting the Land or the Building might require to be carried under the terms of such mortgage, all labor costs, reasonable market-rate management fees, service contracts and supplies used in connection with the cleaning (excluding janitorial services to the Premises, which shall be contracted for and paid directly by Tenant or any other service that is provided to another tenant or tenants and not to Tenant), management, repair, operating, labor and maintenance of the Land and Building (including leaseable portions as well as non-leasable portions), all decorating, repairs and replacements required to be performed by Landlord pursuant to this Lease (except to the extent the same are required as a result of the negligence or misconduct of Landlord, its agents, employees, contractors and independent contractors) (including, without limitation, pursuant to Section 8.02(a) hereof, all tools, materials, supplies, equipment and common area maintenance, repairs, charges for the Building (including leaseable portions as well as non-leasable portions) for electricity, gas (or other fuel), water (including, without limitation, sewer rentals and any taxes on such utilities), and other utilities (specifically excluding (i) electricity and gas serving the Premises each of which utilities shall be separately metered by Landlord and shall be contracted for and directly paid by Tenant and (ii) any other utilities which are separately metered and paid directly by other tenants), maintenance and replacement of all landscaping on the Land and common area plants and foliage and replacement of all broken plate glass in the Building (to the extent not covered by insurance), license, permit and inspection fees, roof and structural reserves, any and all costs, fees, dues, expenses and impositions of every type and nature (exclusive of base ground rents, security deposits and performance deposits) payable by Landlord pursuant to the Ground Lease (as hereinafter defined), auditor’s fees for public accounting for the Building and the preparation of Tax and Operating Expense Statements and supporting information, and reasonable legal fees of outside or special counsel retained by Landlord in connection with proceedings for the reduction of real estate taxes, labor relations or other matters to the extent that the same shall be of general benefit to all tenants in the Building. The term “Operating Expenses” shall also include (i) all charges assessed against Landlord pursuant to Sections 6.10, 6.11 and 6.12 of the Ground Lease (as hereinafter defined); and (ii) any maintenance, repair and/or replacement costs of the shared “Access Road” (as depicted on Exhibit “A-3”) that are allocated to the Premises, including, but not limited to, costs related to pavement, curbing, sidewalk and lawn/landscaping of such Access Road.

In connection with the computation of such labor charges and management fees to be included in Operating Expenses, such charges shall include, without limitation, salary, benefits, and other charges that may be payable by Landlord for the Building employees, other employees of Landlord’s agents, and agents of Landlord performing services directly rendered regarding the management, operation, repair and maintenance of the Land or the Building and such other expenses as Landlord may deem reasonably necessary and proper in connection with the operation and maintenance of an office building and the parking and other common areas. If such personnel, equipment or supplies are also involved or utilized in connection with another building or project, such expenses shall be included in Operating Expenses only to the extent, as reasonably determined by Landlord, that such personnel, equipment and supplies are involved or utilized in connection with the cleaning, management, operation, repair and maintenance of the Land, Building and Park. The cost of any capital repair, replacement or improvements that actually reduce Operating Expenses (for the affected category of expense), or which may be required by governmental authority under any governmental law or regulation that was not applicable to the Building as of the date this Lease is executed, shall be included in Operating Expenses; provided, however, that all such costs shall be amortized over such reasonable period as Landlord shall determine, together with interest on the unamortized balance at the rate paid by Landlord on funds borrowed for the purpose of constructing such capital improvements (the “Allowed Capital Operating Expenses”). The term “common area(s)” as used in the Lease shall mean all areas and improvements located on the Land or in the Park or Building as provided from time to time by Landlord for the general use, in common, of all tenants of the Building, their officers, agents, employees and customers, including, but not limited to, parking areas, exits, entrances, and roadways; provided, however, that Tenant’s occupancy of the entirety of the square footage within the Building, such that the use of the common areas is exclusively that of Tenant, shall in no way affect the characterization of such common areas hereunder.

Section 4.04 Definition and Payment of Additional Rent. In addition to all Base Rent due hereunder, Tenant shall to pay to Landlord all sums of money, charges or other amounts, of every nature and type whatsoever, required to be paid pursuant to this Lease (which sums shall collectively be deemed “Additional Rent”), including without limitation all Operating Expenses and Real Estate Taxes to be paid or reimbursed pursuant to Section 4.03 hereof. Non-payment of undisputed amounts of Additional Rent when due (taking into account any applicable notice and cure periods) shall, at Landlord’s option, constitute a default under this Lease to the same extent as a non-payment of Base Rent, and shall entitle the Landlord to the same remedies as non-payment of any installment of Base Rent. If Landlord receives from Tenant any payment less than the sum of the Base Rent and undisputed amounts of Additional Rent then due and owing pursuant to this Lease, Tenant hereby waives its right, if any, to designate the items to which such payment shall be applied and agrees that Landlord in its sole discretion may apply such payment in whole or in part to any Base Rent, any undisputed amounts of Additional Rent or to any combination thereof then due and payable hereunder. Base Rent and Additional Rent shall hereinafter sometimes be collectively designated as “Rent”. Tenant’s obligation to pay all Additional Rent shall commence as of the Commencement Date of this Lease.

Section 4.05 Payment of Rent; Late Payment Fee. Commencing on the Commencement Date, Tenant agrees to pay Rent in advance, when due, without prior demand therefore and without deduction or setoff, to Landlord at the address for notices to Landlord set forth at the Basic Lease Provisions, or at such other place as Landlord may designate in writing to Tenant from time to time. In the event that any Rent or other sum payable pursuant to this Lease shall not be paid when due, subject to any applicable Notice and grace period set forth elsewhere in this Lease as a condition to the occurrence of an event of default hereunder, Tenant shall pay to Landlord, as Additional Rent, interest on the past due amount at a per annum rate (the “Default Rate”) equal to four percent (4%) over the prime rate of interest as published from time to time in the Wall Street Journal (or, in the absence of such publication, in such other publications as Landlord may designate in good faith from time to time), accruing from and after the due date of such payment. In addition, if any Rent or other sum payable pursuant to this Lease shall not be paid within ten (10) days of the date such payment is due, Tenant shall pay Landlord a late fee in the amount of five percent (5%) of the sum not so paid when due. Tenant acknowledges that the foregoing late charge is a reasonable charge for the additional internal administrative costs required of Landlord and late charges that may be incurred by Landlord on its fee mortgage by reason of such late payment, but that the payment of such late charge shall not cure any event of default or otherwise limit any other rights or remedies of Landlord.

ARTICLE 5

OCCUPANCY AND USE; SIGNAGE AND PARKING

Section 5.01 Use of Premises. The Premises shall be used solely for general office and administrative use, and for no other purpose whatsoever without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion. Tenant will not use, occupy or permit the use or occupancy of the Premises by any person claiming by or through Tenant for any purpose which is, directly or indirectly, forbidden by the Ground Lease (as hereinafter defined), or by law, ordinance or governmental or municipal regulation or order, or which may be dangerous to life, limb or property; or permit the maintenance of any public or private nuisance; or do or permit any other thing which may disturb the quiet enjoyment or damage the Premises of any other tenant of the Building, including without limitation anything that would adversely impact the HVAC, electrical or any other mechanical systems of, or service to, the Premises; or keep any substance or carry on or permit any operation which might emit offensive odors or conditions into other portions of the Building; or use any apparatus which might make undue noise or cause vibrations in the Building; or permit anything to be done which would increase the fire and extended coverage insurance rate on the Building or contents, and if there is any increase in such rate by reason of acts of Tenant, then Tenant agrees to pay such increase promptly upon demand therefor by Landlord. Payment by Tenant of any such rate increase shall not constitute a waiver of Tenant’s duty to comply with the provisions hereof.

Section 5.02 Rules and Regulations. Such reasonable rules and regulations applying to all tenants in the Building and the Park, as may be adopted by Landlord for the safety, care and cleanliness of, and preservation of good order in, the Premises and the Building, are hereby made a part hereof, and Tenant agrees to comply with all such rules and regulations. Landlord shall have the right at all times to change such rules and regulations or to amend them in any reasonable manner; provided, however, that Landlord covenants and agrees to give Tenant no less than sixty (60) days advance written notice of any such changes, amendments or modifications to the rules and regulations affecting the Building and further covenants and agrees that no rule or regulation shall materially impair Tenant’s access to or use of the Premises. All such changes and amendments will be sent by Landlord to Tenant in writing and shall be thereafter carried out and observed by Tenant. Landlord’s current rules and regulations are attached hereto as Exhibit “D”. Landlord shall enforce the rules and regulations in a nondiscriminatory manner regarding all tenants.

Section 5.03 Compliance With Laws. Landlord and Tenant, at each party’s own cost and expense, shall comply in all material respects with all laws, ordinances, orders, rules, regulations and requirements applicable to such party of all federal, state and municipal governments and appropriate departments, commissions and boards thereof. Each party hereto shall, at its expense, have the right to contest the validity of the same by appropriate legal proceedings. If the terms of such law, ordinance, rule, regulation or requirement permit compliance to be legally held in abeyance without incurrence of any lien, charge or liability of any kind against the Premises and improvements or the interest of the Landlord therein and without subjecting Landlord or Tenant to liability for failure to comply therewith during such period of abeyance, Tenant may postpone compliance therewith until the final determination of any such proceeding, provided that all such proceedings shall be prosecuted with diligence. Notwithstanding anything herein contained to the contrary, Tenant shall not be required or obligated to make improvements to the Premises to comply with applicable laws and regulations unless same are required solely as a result of Tenant’s use of the Premises.

Section 5.04 Signs. Subject to Landlord’s approval and the terms of the Ground Lease, and to any requisite governmental or quasi-governmental approvals, Tenant shall have the right, at its sole cost and expense, to utilize its standard graphics and logo on the Premises entry door. Additionally, in the event Landlord erects a multi-tenant exterior monument sign for the Building, Tenant shall be entitled to place its identification panel thereon, at its sole cost and expense, in a location determined by Landlord and subject to the aforementioned approvals. All such Tenant signage shall be installed and maintained in good condition by Tenant at its sole cost and expense, and removed by Tenant at its expense promptly upon termination or expiration of this Lease.

Section 5.05 Parking. During the Term hereof, Tenant shall be entitled to non-exclusive parking in the parking lot adjacent to the Building without additional charge; which parking spaces shall be located upon the Land in such locations and configurations as are depicted on Exhibit “A-2” to this Lease. Notwithstanding the foregoing, in no event shall Tenant be entitled to the use of more than five (5) such parking spaces per each one thousand (1,000) square feet of useable/rentable square feet of the Premises. Further notwithstanding the foregoing, Landlord shall designate five (5) parking spaces as “reserved” for use by Tenant or its invitees, such reserved spaces to be in the location as shown on the site plan attached as Exhibit “A-4” to this Lease.

Section 5.06 Access. During the Term, Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week, fifty-two (52) weeks per year, together with (in a commercially reasonable manner) the use of all operating and functional HVAC, mechanical and plumbing systems servicing the Premises. Notwithstanding the foregoing or anything else herein to the contrary, Tenant shall not have access to any HVAC, mechanical or plumbing systems, or to other systems servicing the Premises, via access to the roof or the Building’s mechanical closet; provided, however, that to the extent that Tenant is responsible for the maintenance, repair or replacement of any such systems, Tenant shall have access to the roof or mechanical closet of the Building upon reasonable written notice to Landlord, and subject to such reasonable conditions as may be imposed by Landlord, including without limitation a requirement that all such access be accompanied by Landlord’s representatives or contractors. Landlord or its authorized agents shall, at any and all reasonable times upon reasonable prior notice to Tenant and without unreasonable interference with Tenant’s use or occupancy of the Premises, have the right to enter the Premises to inspect the same, to supply any service to be provided by Landlord to Tenant hereunder, to repair the Premises or any other portion of the Building, and to show the Premises to prospective purchasers or, within the last twelve (12) months of the Term, to show the Premises to prospective tenants, all without being deemed guilty of an eviction of Tenant and without abatement of Rent. Except for claims arising as a result of Landlord’s negligence or willful misconduct, Tenant hereby waives any claim for damages against Landlord for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the aforesaid purposes, Landlord shall at all times retain a key and a security access card with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults, and safes. Landlord shall have the right to use any and all means which Landlord may deem proper to open any door(s) in an emergency without liability therefor.

Section 5.07 Quiet Enjoyment. Upon Tenant’s paying the Rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have the quiet enjoyment of the Premises for the entire Term hereof, subject to all of the provisions of this Lease.

Section 5.08 Overlease. Tenant acknowledges that Landlord’s rights in and to the Premises exist pursuant to a Ground Lease Agreement between The Allegheny County Airport Authority, as lessor, and Tenant, as lessee (the “Ground Lease”), a copy of which has been provided to Tenant. Tenant, in its capacity as tenant hereunder, shall not do or cause to be done or suffer or permit any act to be done which would or might cause the Ground Lease, or the rights of Landlord, as lessee under the Ground Lease, to be endangered, canceled, terminated, forfeited or surrendered, or which would or might cause Landlord to be in default thereunder or liable for any cost, damage, claim or penalty.

ARTICLE 6

UTILITIES AND SERVICES

Section 6.01 Landlord’s Obligations. Notwithstanding anything else in this Lease, Landlord represents and warrants to and covenants with Tenant that, as of the Commencement Date and thereafter throughout the Term, separately-metered connections will have been made to cause the Premises to be served by natural gas and electric utilities, all in accordance with the requirements of the Work. In addition, Landlord shall make such connections as shall cause the Premises to be served by water and sewerage utilities as of the Commencement Date.

Section 6.02 Tenant’s Obligations. Tenant shall be solely responsible for, and except as set forth in the following sentence, shall promptly pay directly to the applicable service provider, the cost of all utility services used or consumed in connection with the Premises, including, by way of example but not limitation, all electric and gas, and Tenant shall apply and arrange for such services directly with such utility companies. Tenant shall be solely responsible for, and shall promptly reimburse Landlord subject to Section 4.03 hereof, for the cost of all water and utility services used or consumed in connection with the Premises. In no event shall Tenant use or install any fixtures, equipment or machines the use of which in conjunction with other fixtures, equipment and machines in the Premises would result in an overload of the electrical circuits servicing the Premises, and Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of the then existing feeders to the Building, or the wiring installation therein. In addition, and except as otherwise expressly set forth in this Lease, Tenant shall procure and pay for all telephone, security and telecommunications systems, and all other utilities and services of every type, used at the Premises (collectively, the “Services”), together with any taxes, penalties, surcharges or the like pertaining thereto. Tenant shall contract directly with all providers of Services. Tenant hereby acknowledges that, except with regard to any monitoring systems that Landlord may in its sole discretion elect to implement in connection with the Park or the exterior of the Building, Landlord shall have no obligation whatsoever to provide guard service or other security measures for the benefit of the Premises, and Landlord shall have no liability to Tenant due to its failure to provide such services. Tenant assumes all responsibility for the protection of Tenant, its agents, employees, contractors and invitees and the property of Tenant and of Tenant’s agents, employees, contractors and invitees from acts of third parties.

Section 6.03 Interruptions. Landlord shall have no liability to Tenant if Tenant is unable to obtain utility services of any kind, for any reason, including, but not limited to, repairs, replacements or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, telephone service or other utility at the Premises, by any accident, casualty or event arising from any cause whatsoever, excluding the negligence or misconduct of Landlord, its employees, agents and contractors, by act, negligence or default of Tenant or any other person or entity, or by any other cause, and, except as otherwise set forth herein, such failures shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from the obligation of paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for loss of property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to Tenant’s inability to obtain utility services. Notwithstanding anything herein to the contrary, should Tenant be unable to use and occupy the Premises (whether related to access, utilities, or otherwise), or a portion thereof, for a period in excess of three (3) consecutive days due to suspension or interruption of essential services (defined as electricity, water, sewer or HVAC), and such inability to use and occupy the Premises is due to the negligence or misconduct of Landlord, its employees, agents, contractors or independent contractors, then Tenant’s obligation to pay Rent, or a proportionate amount based on the amount of space not able to be occupied, shall abate for such period and shall continue to abate until such time the space can be occupied by Tenant.

ARTICLE 7

REPAIRS, MAINTENANCE, ALTERATIONS AND IMPROVEMENTS

Section 7.01 Tenant’s Obligations. Except as otherwise expressly and specifically provided at Sections 7.02 and 7.06 hereof, Tenant shall make, at its sole cost and expense, all repairs, replacements and maintenance to the Premises, including without limitation, all ceilings, non-structural walls, wall coverings, floor coverings, doors, door glass and plate glass, security and telecommunications systems and equipment, and individual task lighting facilities and bulbs, together with all other equipment, fixtures, appliances and all other tenant improvements of every kind including, but not limited to, all HVAC, mechanical, plumbing and electrical systems located within or otherwise exclusively servicing the Premises which were not constructed and/or installed as part of the Landlord’s Tenant Improvement Work (but inclusive of Tenant’s FF&E Work), as may be necessary to keep the Premises in a good, operating and tenantable condition. Tenant shall be responsible, at its sole cost and expense, for any and all janitorial services to be performed in the Premises, whether such services are necessary to comply with this Section 7.01 or otherwise; all of which janitorial services shall be performed in a manner consistent with Pittsburgh Class A office space standards.

Section 7.02 Landlord’s Obligations. Except to the extent that such repairs, maintenance and/or replacements are caused by the negligence or misconduct of Tenant and/or Tenant’s agents, representatives, employees, invitees, subtenants or contractors, and except as otherwise expressly set forth in this Lease, including pursuant to Section 7.01 above, Landlord shall maintain, repair and replace:

(a) all parts of the Land and the Park, including without limitation all parking lots, sidewalks, fencing, landscaped areas, irrigation systems, lighting standards, gates, and common areas (including the removal of ice and snow from, and all striping, sealing and repair of, parking areas, driveways and sidewalks); the roof of the Building; all windows of the Building; all HVAC, mechanical and plumbing systems and fixtures installed in the Premises as part of the Landlord’s Tenant Improvement Work (exclusive of Tenant’s FF&E Work), and located within or otherwise servicing the Premises; all electrical systems, lighting facilities and bulbs installed in the Premises as part of Landlord’s Tenant Improvement Work and located within or otherwise servicing the Premises; all sprinkler, fire detection and life safety systems servicing the Building or the Premises; all other items designated at Section 4.03(e) hereof; and all other exterior components of the Building not otherwise expressly set forth at Section 7.02(b) below; the maintenance, repair and/or replacement of all items designated in this Section 7.02(a) to be included in the calculation of Operating Expenses subject to Section 4.03. Notwithstanding anything to the contrary set forth in this Section 7.02(a), however, Landlord shall not be responsible for the maintenance, repair or replacement of any HVAC, mechanical, plumbing and electrical systems located within or otherwise exclusively servicing the Premises which were not constructed and/or installed as part of the Landlord’s Tenant Improvement Work (inclusive of Tenant’s FF&E Work), all of which items shall be maintained by Tenant in accordance with Section 7.01 above; and

(b) all structural elements, foundations and exterior and bearing walls of the Building; the maintenance, repair and/or replacement of which items shall, subject to the terms of Section 4.03(e) above, be at the sole cost and expense of Landlord.

Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Section 7.02, after which Landlord shall have a reasonable time in which to commence and complete the repair. Notwithstanding anything to the contrary herein contained, Tenant shall reimburse Landlord, on demand as Additional Rent, for the cost of all such maintenance, repairs and replacements to the extent necessitated by Tenant’s (or Tenant’s agents’, representatives’, employees’, invitees’, subtenants’ or contractors’) misuse, negligence, alterations to the Premises, or by any breach of Tenant’s obligations under this Lease as defined in Section 14.01.

Section 7.03 Additional Rights of Landlord. If Tenant refuses or neglects to maintain or make such repairs as required pursuant to Section 7.01 above, or fails to diligently prosecute the same to completion, Landlord may maintain or make such repairs at the expense of Tenant, and such expense shall be collectible upon demand as Additional Rent.

Section 7.04 Landlord’s Disclaimer. Subject to Section 6.03, Landlord shall not be liable by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations, additions or improvements in or to the Premises or to the Building or to any appurtenances or equipment therein unless the need for such repair, alteration, addition or improvement was the result of the negligence or intentional acts of Landlord or its agents or employees. Except as otherwise set forth herein, there shall be no abatement of Rent because of such repairs, alterations, additions or improvements unless the need for such repair, alteration, addition or improvement was the result of the negligence or intentional acts of Landlord or its agents or employees, and unless such repairs, alterations, additions or improvements result in substantial injury or interference to Tenant, such that Tenant is rendered unable to conduct its business operations in the Premises in a commercially reasonable manner, in which event Rent shall be abated in an equitable manner. Except as otherwise provided in the penultimate sentence of Section 6.03, interruption or curtailment of any service maintained in the Building if caused by strikes, mechanical difficulties, or any other third-party causes beyond Landlord’s reasonable control, whether similar or dissimilar to those enumerated, shall not entitle Tenant to any claim against Landlord or to any abatement in Rent, nor shall the same constitute constructive or partial eviction.

Section 7.05 Improvements and Alterations

(a) Except as otherwise expressly set forth in this Lease, Landlord shall have no obligation, of any kind or nature, with regard to the construction, improvement or alteration of the Premises.

(b) Tenant shall not, without Landlord’s prior written consent, make or allow any alterations, additions, or improvements in, on or about the Premises; provided, however, that Landlord’s consent shall not be so required so long as: (a) the cost of the entire alteration (including, without limitation, design, labor and materials) is less than Twenty-Five Thousand Dollars ($25,000); (b) Tenant provides Landlord with at least ten (10) days’ prior written notice thereof, which notice shall be accompanied by reasonably-detailed plans and specifications for all such work; (c) all work required in connection therewith is completed in accordance with all applicable laws and with as little disruption to other Tenants within the Building as is commercially reasonable; and (d) such alterations, additions or improvements do not affect the Building systems, the structural portions of the Building or the exterior appearance of the Building or any portion thereof. All alterations permitted to be made hereunder by Tenant shall be performed in a good and workmanlike, lien free manner and in accordance with applicable legal and insurance requirements and the terms and provisions of this Lease. Prior to the commencement of any such alterations, Tenant shall obtain, or cause to be obtained, builder’s risk insurance and shall obtain public liability and worker’s compensation insurance to cover Tenant and every contractor to be employed by Tenant, and shall deliver copies of all such policies or certificates of such insurance to Landlord for written approval (which approval shall not be unreasonably withheld, conditioned, or delayed and shall be provided or denied within ten (10) days or else it shall be deemed to be approved). In the event that any mechanic’s lien is filed against the Premises or Building as a result of any such alterations or any other work or act of Tenant or its agents, Tenant, at its expense, shall discharge or bond off the same within thirty (30) days from the filing thereof. If Tenant fails to discharge or bond off said mechanic’s lien within the time provided, Landlord may, upon written notice to Tenant, bond or pay without inquiring into the validity of the merits of said lien and all sums so advanced shall be paid by Tenant on demand as Additional Rent in accordance with Article 10 below. Any contractor or person making any alterations on behalf of Tenant must first be approved in writing by Landlord, which approval shall not be unreasonably withheld.

(c) Subject to Landlord’s right to require removal or to elect ownership as herein provided, all alterations made by Tenant to the Premises shall be considered to be a part of the Premises. Alterations shall not include Tenant’s personal property and trade fixtures, and Tenant shall have the right to remove its personal property and trade fixtures provided that Tenant repairs all damage caused by their removal. Unless Landlord gives Tenant written notice of its election to require Tenant to remove such alterations no later than thirty (30) days after Landlord’s approval of such alterations, all alterations shall become the property of Landlord at the end of the Term. For the avoidance of doubt, in no event shall Tenant be required to remove all or any portion of the Work at the expiration or earlier termination of the Term. On the last day of the Term hereof, or on any sooner termination as set forth in this Lease, Tenant shall surrender the Premises (including, but not limited to, all doors, windows, floors and floor coverings, heating and air conditioning systems, plumbing work and fixtures, electrical systems, lighting facilities, sprinkler systems, fire detection systems and nonstructural elements of the exterior walls, foundation and roof, collectively the “Elements of the Premises”) to Landlord in the same condition as received, ordinary wear and tear and casualty damage excepted, clean and free of debris and Tenant’s personal property, trade fixtures and equipment; provided, however, if Landlord has not elected (as set forth above) to have Tenant remove any or all of the alterations, Tenant shall leave such alterations at the Premises in good condition and repair, ordinary wear and tear and casualty damage excepted. Tenant shall repair any damage to the Premises occasioned by the installation or removal of Tenant’s trade fixtures, furnishings and equipment. Damage to or deterioration of any Element of the Premises or any other item Tenant is required to repair or maintain at the Premises shall not be deemed ordinary wear and tear if the same could have been prevented by good maintenance practices. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all damages, expenses, costs, losses or liabilities arising from any delay by Tenant in so surrendering the Premises in accordance with the provisions of this section including, without limitation, any damages, expenses, costs, losses or liabilities arising from any claim against Landlord made by any succeeding tenant or prospective tenant founded on or resulting from such delay and losses and damages suffered by Landlord due to lost opportunities to lease any portion of the Premises to any such succeeding tenant or prospective tenant, together with, in each case, actual reasonable attorneys’ fees and costs.

(d) If this Lease is terminated due to the expiration of its Term or otherwise, and Tenant fails to remove any alterations, trade fixtures, equipment or other property required to be removed by the terms of this Lease, in addition to any other remedies available to Landlord under this Lease, and subject to any other right or remedy Landlord may have under applicable law, Landlord may remove any such property from the Premises and store the same elsewhere at the sole expense and risk of Tenant.

Section 7.06 Condition. Landlord guarantees the Work against defective workmanship and/or materials for a period of one (1) year from the date of Substantial Completion, and Landlord agrees, at its sole cost and expense, to promptly (and in any event within thirty (30) days) repair or replace or to cause the Landlord’s contractor to repair or replace any defective item occasioned by poor workmanship and/or materials or any such non-compliance during said one (1) year period. From and after the expiration of such one (1) year guaranty of workmanship and materials, Landlord agrees to cooperate with Tenant in the enforcement by Tenant at Tenant’s cost and expense, of any express warranties or guaranties of workmanship or materials given by contractors, subcontractors or materialmen that guarantee or warrant against defective workmanship or materials for a period of time in excess of the one (1) year period described above and to cooperate with Tenant in the enforcement by Tenant of any service contracts that provide service, repair or maintenance to any item incorporated in the Premises for a period of time in excess of such one (1) year period. Landlord’s warranty does not cover ordinary wear and tear, abuse, neglect or general maintenance connected with the Premises, or defects arising from nature or anything that is beyond the reasonable control of the Landlord and/or its contractors. This warranty is nontransferable, and any obligation of Landlord pursuant to this Section 7.06 shall terminate if the Lease is assigned or if the Premises shall cease to be occupied by Tenant. Notwithstanding anything to the contrary set forth herein, Landlord’s warranty, as set forth herein, shall be expressly limited in the following respects: (i) all materials shall be in accordance with the requirements set forth in the Work Letters and, unless otherwise specified, shall be as good quality as the market affords in the respective grade specified; and (ii) all materials and mechanical equipment are furnished under manufacturer’s guarantees and liabilities only. In the event of a defect actionable pursuant to this Section 7.06, Tenant’s sole and exclusive remedy against Landlord shall be for the repair and replacement of defects of material and workmanship as provided herein, and Landlord shall not be responsible for any defects of any nature in the Work about which Landlord is not so notified within said one (1) year period. Landlord covenants that as of the date of Substantial Completion, the Premises will be in compliance with all applicable laws (including but not limited to building codes and the Americans with Disabilities Act of 1990 (the “ADA”) and suitable for use as business offices, and the common areas will be in compliance with all such laws. There are no other express, implied, written or oral warranties, of any kind or nature, made by Landlord pursuant to the Work Letters, or in connection with, the Work, other than those expressly set forth in this Section 7.06. This Section 7.06 is notwithstanding Section 3.03 or any other language to the contrary in this Lease.

ARTICLE 8

INSURANCE, FIRE AND CASUALTY; INDEMNITY AND WAIVER

Section 8.01 Damage or Destruction. In the event of a fire or other casualty in the Premises, Tenant shall promptly give Landlord notice thereof. Except as provided to the contrary in Section 8.02 below, Landlord and Tenant agree that if the Premises or the Building are partially or totally destroyed by fire or other casualty covered by the fire and extended coverage insurance to be carried by Landlord under the terms of this Lease, then the Landlord may, at its sole option and discretion, repair and restore the Premises, or Landlord may terminate this Lease without liability to Tenant. In the event that Landlord does not elect to terminate this Lease as a result of such damage or destruction, then Landlord, at its expense, shall repair and restore the Building and the Premises, as soon as reasonably practicable, to substantially the same condition as existed as of the Commencement Date.

Notwithstanding any of the foregoing provisions to the contrary, in the event the Premises or the Building are destroyed or damaged to the extent that the repairs to be made by Landlord in order to restore the Premises or the Building to the character and condition existing as of the Commencement Date, as estimated by a responsible contractor selected by Landlord, cannot be Substantially Completed within two hundred forty (240) days from the date of the casualty, Landlord shall forthwith give Tenant written notice of contractor’s estimate for the time required to complete such restoration, and Tenant shall have the right to terminate this Lease, without liability to Landlord, within thirty (30) days after Tenant’s receipt of said notice from Landlord.

In the event the Premises are totally destroyed or so damaged by fire or other casualty such that the Premises cannot reasonably be used by Tenant for the purposes herein provided and this Lease is not terminated as above set forth, then there shall be a total abatement of Rent from the date of casualty until Substantial Completion of the repair and restoration work to be performed by Landlord and Landlord has received a certificate of occupancy (with Tenant’s cooperation in completing the required application) and all other required governmental approvals, and this Lease shall continue in full force and effect for the balance of the Term. In the event the Premises are partially destroyed or damaged by fire or other casualty so that the Premises can be used only partially by Tenant for the purposes herein provided and this Lease is not terminated as above set forth, then Rent shall be abated in the proportion which the approximate area of the damaged part bears to the total area in the Premises from the date of the casualty until Substantial Completion of the repair and restoration work to be performed by Landlord, and this Lease shall continue in full force and effect for the balance of the Term.

Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right to terminate this Lease in the event that (i) Landlord’s repairs and/or restoration under this Section 8.01 are not completed within the time specified in the notice provided in Section 8.01 and Tenant has provided a thirty (30) day notice to cure the failure of such completion any time after the expiration of the period specified in the notice provided in Section 8.01; or (ii) less than all of the Premises will be repaired or restored after such damage, fire, or other casualty.

Section 8.02 Tenant’s Responsibilities; Waiver and Indemnity

(a) Notwithstanding anything to the contrary set forth at Section 8.01 above, if the Building or the Premises shall be damaged by fire or other casualty resulting from the negligence of Tenant, or the agents, employees, licensees or invitees of Tenant, Rent shall continue without abatement.

(b) Subject to Section 7.04, Tenant covenants that Landlord shall not be liable for any damage or liability of any kind or for any injury to or death of persons or damage to property of Tenant or any other person during the Term, including consequential loss or damage, from any cause whatsoever by reason of the construction, use, occupancy or enjoyment of the Premises by Tenant or any other person therein or holding under Tenant, or by or through the acts or omissions of other tenants of the Building, unless such damage, liability, injury, or death is the result of Landlord’s negligence.

(c) Except as may otherwise be expressly provided in this Lease, Tenant hereby agrees that Landlord shall not be liable to Tenant for injury to Tenant’s business or any loss of income therefrom or for loss of or damage to the merchandise, tenant improvements, fixtures, furniture, equipment, computers, files, automobiles, or other property of Tenant, Tenant’s employees, agents, contractors or invitees, or any other person in or about the Premises, nor shall Landlord be liable to Tenant for injury to the person of Tenant, Tenant’s employees, agents, contractors or invitees, whether such damage or injury is caused by or results from any cause whatsoever including, but not limited to, theft, criminal activity at the Premises, negligent security measures, bombings or bomb scares, hazardous substances, fire, steam, electricity, gas, water or rain, flooding, breakage of pipes, sprinklers, plumbing, air conditioning or lighting fixtures, or from any other cause, whether said damage or injury results from conditions arising upon the Premises, or from other sources or places, or from new construction or the repair, alteration or improvement of any part of the Premises, and regardless of whether the cause of the damage or injury arises out of Landlord’s or its employees’, agents’ or contractors’ negligence or willful misconduct. Landlord shall not be liable for any damages arising from any act or neglect of any employees, agents, contractors or invitees of any other tenant, occupant or user of the Premises or the Pittsburgh International Business Park. Tenant, as a material part of the consideration to Landlord hereunder, hereby assumes all risk of damage to Tenant’s property or business or injury to persons in, upon or about the Premises arising from any cause, except Landlord’s negligence or misconduct or the negligence or misconduct of its employees, agents or contractors, and Tenant hereby waives all claims in respect thereof against Landlord, its employees, agents and contractors.

(d) Tenant hereby agrees to indemnify, defend and hold harmless Landlord and its employees, partners, agents, contractors, lenders and ground lessors (said persons and entities are hereinafter collectively referred to as the “Landlord Indemnified Parties”) from and against any and all liability, loss, cost, damage, claims, loss of rents, liens, judgments, penalties, fines, settlement costs, investigation costs, cost of consultants and experts, attorneys fees, court costs and other legal expenses, effects of environmental contamination, cost of environmental testing, removal, remediation and/or abatement of hazardous substances, insurance policy deductibles and other expenses (hereinafter collectively referred to as “Damages”) arising out of or related to an Indemnified Matter (as defined below). For purposes of this Section 8.02(d), an “Indemnified Matter” shall mean any matter for which one or more of the Landlord Indemnified Parties incurs liability or Damages claimed by a third-party hereto if the liability or Damages are caused by, (i) Tenant’s or its employees’, agents’, contractors’, invitees’, sublessees’ or assignees’ (all of said persons or entities are hereinafter collectively referred to as “Tenant Parties”) operation, business, use, maintenance or occupancy of the Premises, Land and/or Building, (ii) any act, omission or neglect of a Tenant Party, (iii) Tenant’s failure, to perform any of its obligations under the Lease (except for claims of liability or Damages between Landlord and Tenant directly), (iv) the existence, use or disposal of any hazardous substance brought on to the Premises by a Tenant Party, (v) any accident, injury or death of person or loss or damage to property occurring on or about the Premises, or (vi) any other matters for which Tenant has agreed to indemnify Landlord pursuant to any other provision of this Lease. Tenant’s obligations hereunder shall include, but shall not be limited to (x) compensating the Landlord Indemnified Parties for Damages arising out of Indemnified Matters and (y) providing a defense, with counsel reasonably satisfactory to the Landlord Indemnified Party, at Tenant’s sole expense, within twenty (20) days after written demand from the Landlord Indemnified Party, of any claims, action or proceeding arising out of or relating to an Indemnified Matter whether or not litigated or reduced to judgment and whether or not well founded. If Tenant is obligated to compensate a Landlord Indemnified Party for Damages arising out of an Indemnified Matter, Landlord shall have the immediate and unconditional right, but not the obligation, without notice or demand to Tenant, to pay the damages, and Tenant shall reimburse Landlord for the costs incurred by Landlord. The Landlord Indemnified Parties need not first pay any Damages to be indemnified hereunder. This indemnity is intended to apply to the fullest extent permitted by applicable law. Tenant’s obligations under this section shall survive the expiration or termination of this Lease regarding matters that occurred or accrued during the Term unless specifically waived in writing by Landlord after said expiration or termination. Notwithstanding the foregoing, Tenant shall not be obligated to indemnify Landlord from Damages arising out of Landlord’s gross negligence, willful misconduct or breach of this Lease.

Section 8.03 Tenant’s Insurance. Tenant covenants and agrees that from and after the date of delivery of the Premises from Landlord to Tenant, Tenant will carry and maintain, at its sole cost and expense, with responsible insurance carriers licensed to do business in the Commonwealth of Pennsylvania with a minimum A.M. Best rating of not less than A-XII, the following types of insurance, in the amounts specified and in the form hereinafter provided, naming the Landlord as an additional insured, as follows:

(a) Public Liability. Tenant shall obtain and keep in force during the Term of this Lease a commercial general liability policy of insurance with coverages reasonably acceptable to Landlord, which, by way of example and not limitation, protects Tenant and Landlord (as an additional insured) against claims for bodily injury, personal injury and property damage based upon, involving or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single-limit coverage in an amount not less than Two Million Dollars ($2,000,000) per occurrence with an “Additional Insured Designated Person or Organization” Endorsement and contain. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease.

(b) Property Damage. Tenant shall obtain and keep in force during the term of this Lease “all-risk” extended coverage property insurance with coverages reasonably acceptable to Landlord. Said insurance shall be written on a one hundred percent (100%) replacement cost basis on Tenant’s personal property, all tenant improvements installed at the Premises by Landlord or Tenant, Tenant’s trade fixtures and other property. By way of example, and not limitation, such policies shall provide protection against any peril included within the classification “fire and extended coverage,” against vandalism and malicious mischief, theft, sprinkler leakage and flood damage.

(c) General Requirements. Tenant shall deliver to Landlord certificates of the insurance policies required under this Section 8.03 within five (5) days after the Substantial Completion date. Tenant’s insurance policies shall not be cancelable or subject to reduction of coverage, or other modification except after thirty (30) days prior written notice to Landlord. Tenant shall, at least thirty (30) days prior to the expiration of such policies, furnish Landlord with certificates of renewals thereof. Tenant’s insurance policies shall be issued by insurance companies authorized to do business in the state in which the Premises is located, and said companies shall maintain a financial rating reasonably acceptable to Landlord. All insurance obtained by Tenant shall be primary to and not contributory with any similar insurance carried by Landlord, whose insurance shall be considered excess insurance only. Landlord and, at Landlord’s option, the holder of any mortgage or deed of trust encumbering the Premises and any person or entity managing the Premises on behalf of Landlord, shall be named as an additional insured on all insurance policies Tenant is obligated to obtain hereunder. Tenant’s insurance policies shall not include deductibles in excess of Twenty-Five Thousand Dollars ($25,000).

(d) Business Interruption. Under no circumstances shall Landlord be liable to Tenant for any losses or damages suffered as a result of business interruption. Tenant undertakes this risk in all cases and shall be solely responsible, at its own cost, for providing its own business interruption insurance in amounts to the extent it deems necessary or desirable.

Section 8.04 Landlord’s Insurance. Landlord shall at all times during the Term maintain in effect a policy or policies of insurance covering the Building and the Work (excluding property required to be insured by Tenant), in such amounts as Landlord may from time to time determine (but not less than one hundred percent [100%] of the replacement cost of the Building and the Work), providing protection against perils included within the standard form of fire and extended coverage insurance policy, together with insurance against sprinkler damage, vandalism and malicious mischief, and such other risks as Landlord may from time to time determine and with any such deductibles as Landlord may from time to time determine. With respect to coverage amounts, risks covered, and applicable deductibles, Landlord’s insurance to be provided pursuant hereto shall be generally comparable to the insurance coverages provided by other reputable owners and operators of Class A office/flex premises on the Parkway West corridor between I-79 and the Greater Pittsburgh International Airport.

Any insurance provided for in this Section 8.04 may be affected by a policy or policies of blanket insurance, covering additional items or locations or assureds, provided that the requirements of this Section are otherwise satisfied. Tenant shall have no rights in any policy or policies maintained by Landlord and shall not, by reason of payment by Tenant, as part of the Building Operating Expenses, of its pro rata share of the Landlord’s premium for the insurance, be entitled to be named insured thereunder.

Additionally, Landlord shall at all times during the Term maintain in effect General Public Liability Insurance covering the Building against claims for personal injury or death and property damage occurring upon, in or about the Building, such insurance to insure Landlord only and to afford protection to the limit of not less than Three Million Dollars ($3,000,000.00) in respect of injury or death to any number of persons arising out of any one occurrence, and such insurance against property damage to afford protection to the limit of not less than One Million Dollars ($1,000,000.00) in respect of any interest of property damage.

Landlord shall provide Tenant with proof of insurance required in this Section 8.04 within ten (10) days of Tenant’s demand therefor.

Section 8.05 Subrogation. Landlord waives any and all rights of recovery against Tenant for or arising out of damage to, or destruction of, the Premises to the extent that Landlord’s insurance policies then in force insure against such damage or destruction and permit such waiver, and only to the extent of the insurance proceeds actually received by Landlord for such damage or destruction. Landlord’s waiver shall not relieve Tenant from liability under Section 8.02(d) above except to the extent Landlord’s insurance company actually satisfies Tenant’s obligations under Section 8.02(d) in accordance with the requirements thereof. Tenant waives any and all rights of recovery against Landlord, Landlord’s employees, agents and contractors for liability or damages if such liability or damage is covered by Tenant’s insurance policies then in force or the insurance policies Tenant is required to obtain by this Article (whether or not the insurance Tenant is required to obtain is then in force and effect), whichever is broader. Landlord and Tenant shall each obtain from their respective insurers under all policies of fire and casualty insurance maintained by either of them at any time during the term insuring or covering the Premises or any portion thereof or operations therein, a waiver of all rights of subrogation which the insurer or one party might have against the other party, and Landlord and Tenant shall each indemnify the other against any loss or expense, including reasonable attorney fees, resulting from the failure to obtain such waiver, and, so long as such waiver is outstanding each party waives, to the extent of the proceeds received under such policy (including proceeds which would have been received but for a party’s failure to maintain insurance hereunder), any right of recovery against the other party for any loss covered by the policy containing such waiver.

ARTICLE 9

CONDEMNATION

If any portion of the Premises is taken under the power of eminent domain, or sold under the threat of the exercise of said power (all of which are herein called “Condemnation”), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs; provided that if, in Tenant’s reasonable discretion, so much of the Premises is taken by such Condemnation as would substantially and adversely affect the operation and profitability of Tenant’s business conducted from the Premises, and said taking lasts for sixty (60) days or more, Tenant shall have the option, to be exercised only in writing within sixty (60) days after Landlord shall have given Tenant written notice of such taking (or in the absence of such notice, within sixty (60) days after the condemning authority shall have taken possession), to terminate this Lease effective upon such notice. If a taking lasts for less than sixty (60) days, Rent shall be equitably abated during said period but Tenant shall not have the right to terminate this Lease. If Tenant does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced in the proportion that the usable floor area of the Premises taken bears to the total usable floor area of the Premises and other Rent shall be adjusted accordingly. In the event of a total taking of the Premises, Landlord shall have the option in its sole discretion to terminate this Lease as of the taking of possession by the condemning authority, by giving written notice to Tenant of such election within sixty (60) days after receipt of notice of a taking by Condemnation of any part of the Premises. Any award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Landlord, whether such award shall be made as compensation for diminution in value of the leasehold, for good will, for the taking of the fee, as severance damages, or as damages for tenant improvements; provided, however, that Tenant shall be entitled to any separate award for loss of or damage to Tenant’s removable personal property and fixtures, the unamortized cost of improvements made by Tenant, at its sole expense, to the Premises and for moving expenses. In the event that this Lease is not terminated by reason of such Condemnation, and subject to the requirements of any lender that has made a loan to Landlord encumbering the Premises, Landlord shall, to the extent of severance damages received by Landlord in connection with such Condemnation, repair any damage to the Premises caused by such Condemnation except to the extent that Tenant has been reimbursed therefor by the condemning authority. This Section 9.01, not general principles of law or the Pennsylvania Eminent Domain Code, shall govern the rights and obligations of Landlord and Tenant with respect to the Condemnation of all or any portion of the Premises.

ARTICLE 10

LIENS

Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished, or obligations incurred by or for Tenant. In addition, Tenant shall provide to Landlord, promptly after the completion of any work performed or materials provided to the Premises by or for Tenant, an original release of liens in recordable form signed and acknowledged for each labor and material man performing work or providing materials to the Premises. Notwithstanding the foregoing, in the event that Tenant shall not, within thirty (30) days following the imposition of any lien, cause the same to be released of record by payment or posting of proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of or defense against the claim giving rise to such lien. All sums paid by Landlord and all reasonable expenses incurred by it in connection therewith shall create automatically an obligation of Tenant to pay, on demand, an equivalent amount together with interest at the Default Rate as Additional Rent. No work which Landlord permits Tenant to perform in the Premises shall be deemed to be for the immediate use and benefit of Landlord so that no mechanics or other lien shall be allowed against the estate of Landlord by reason of its consent to such work.

ARTICLE 11

TAXES ON TENANT’S PROPERTY

Tenant shall be liable for and shall pay, prior to their becoming delinquent, any and all taxes and assessments levied against any personal property or trade or other fixtures placed by Tenant in or about the Premises.

ARTICLE 12

ASSIGNMENT AND SUBLETTING

(a) Except as expressly permitted pursuant to this Article 12, Tenant shall not, without the prior written consent of Landlord, assign or hypothecate this Lease or any interest herein or sublet the Premises or any part thereof. Any of the foregoing without such consent shall be void and shall, at the option of Landlord, terminate this Lease. Except as otherwise expressly set forth in this Article 12, this Lease shall not, nor shall any interest herein, be assignable as to the interest of Tenant by operation of law without the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed. The transfer, sale or assignment of a controlling interest in Tenant to an unaffiliated entity shall constitute an assignment of this Lease pursuant to this Article 12.

(b) If at any time or from time to time during the Term of this Lease, Tenant desires to sublet all or any part of the Premises, or to assign this Lease, and Tenant is not in default hereunder beyond applicable notice and cure periods, Tenant shall provide written notice to Landlord of such intent. Landlord shall have the option, exercisable by notice given to Tenant within twenty (20) days after receipt of Tenant’s notice, of terminating the Lease with respect to the portion thereof which Tenant desires to sublet or to assign without penalty or future cost or liability to Tenant regarding such terminated portion. Tenant, however, shall have the right to rescind its notice of assignment or sublease if Landlord elects to terminate, such rescission notice to be given to Landlord, if at all, within ten (10) days after Tenant’s receipt of Landlord’s termination notice. If Landlord does not exercise such option, Tenant shall be free to sublet or assign such space to the third party designated in such notice subject to the following conditions:

(i)	Consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed by Landlord);

(ii)	No sublease or assignment shall be valid and no sublessee or assignee shall take possession of the Premises or any portion thereof until an executed counterpart of such document has been delivered to Landlord;

(iii)	No sublessee or assignee shall have a right further to sublet or assign; and

(iv)	One-half (1/2) of any sums or other economic consideration, whether direct or indirect, received by Tenant as a result of such subletting or assignment (except rental or other payments received which are attributable to the amortization of the cost of leasehold improvements, other than building standard tenant improvements, made to the sublet portion of the Premises by Tenant for subtenant), whether denominated rentals under the sublease or assignment or otherwise, which exceed, in the aggregate after deducting the costs of any leasing commissions and/or improvements charges, the total sums which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to that portion of the Premises subject to such sublease or assignment) shall be payable to Landlord as Additional Rent under the terms of this Lease without affecting or reducing any other obligation of Tenant hereunder. For the purposes of this Section 12.01(b)(iv), Landlord shall not claim or be entitled to any portion of the consideration paid to Tenant for a sale of Tenant’s assets or any shares in Tenant. Landlord for itself and its successors and assigns hereby waives and quit claims any claim or interest in any consideration paid to Tenant, or any parent, subsidiary or affiliate of Tenant, for the sale of any shares in or assets of Tenant.

(c) Regardless of Landlord’s consent, no subletting or assignment shall release Tenant of Tenant’s obligation or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. In the event of default by any assignee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without necessity of exhausting remedies against such assignee or successor. Landlord may consent to subsequent assignment or subletting of this Lease or amendments or modifications to this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and such action shall not relieve Tenant of liability under this Lease.

(d) In the event Tenant shall assign this Lease or sublet the Premises or request the consent of Landlord to any transfer, then Tenant shall reimburse Landlord for all of Landlord’s actual reasonable costs and expenses incurred in connection therewith, up to Two Thousand Five Hundred Dollars ($2,500.00).

(e) Tenant, at its sole cost and expense, shall be responsible for payment of any transfer tax, conveyance fee or any other governmental charge imposed as a result of any assignment of this Lease by Tenant or subletting of all or any portion of the Premises.

ARTICLE 13

TRANSFERS BY LANDLORD; SUBORDINATION; ESTOPPEL CERTIFICATES

Section 13.01 Sale of the Building. Subject to the terms set forth at Section 13.02 below, in the event of a sale or conveyance by Landlord of its interest in the Building, the same shall operate to release Landlord from any and all liability under this Lease arising after the date of such sale provided that Landlord is not then in default under this Lease. Landlord shall confirm prior to such sale that the agreement with the future owner to acquire the Building or any interest therein provide that Tenant’s right to quiet enjoyment of the Premises shall not be disturbed so long as Tenant shall pay the Rent and observe and perform all of the provisions of this Lease to be observed and performed by Tenant, unless this Lease is terminated pursuant to specific provisions relating thereto or contained herein, and, to the extent one is not already recorded, Landlord shall prepare at its expense a memorandum of lease and cause such memorandum to be recorded at Landlord’s expense in office of the Recorder or equivalent of Allegheny County. Within ten (10) days of Tenant’s receipt of a written request from Landlord, it shall execute and cause a memorandum of lease to be acknowledged.

Section 13.02 Subordination and Non-Disturbance. This Lease, and any Option (as defined in Section 17.14) granted hereby, upon Landlord’s written election, shall be subject and subordinate to any ground lease, mortgage, deed of trust, or any other hypothecation or security now or hereafter placed upon the Premises and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. Notwithstanding such subordination, Tenant’s right to quiet enjoyment of the Premises shall not be disturbed if (i) Tenant is not in default (beyond any applicable cure periods), (ii) so long as Tenant shall pay the Rent and observe and perform all of the provisions of this Lease, and (iii) so long as this Lease is not otherwise terminated pursuant to its terms; and Landlord shall, subject to the terms set forth at Section 17.01 hereof, use commercially reasonable efforts to obtain for Tenant a commercially reasonable subordination and non-disturbance agreement to that effect. At the request of any mortgagee, trustee or ground lessor, Tenant shall attorn to such person or entity and in connection with such attornment Tenant’s occupancy will not be disturbed by any such party taking possession of the Premises as long as Tenant is not in default of this Lease. If any mortgagee, trustee or ground lessor shall elect to have this Lease and any Options granted hereby prior to the lien of its mortgage, deed of trust or ground lease, and shall give written notice thereof to Tenant, this Lease and such Options shall be deemed prior to such mortgage, deed of trust or ground lease, whether this Lease or such Options are dated prior or subsequent to the date of said mortgage, deed of trust or ground lease or the date of recording thereof. In the event of the foreclosure of a security device, the Lease shall continue so long as Tenant is not in default (beyond any applicable notice and cure periods) hereunder and the new owner shall not (a) be liable for any act or omission of any prior landlord or with respect to events occurring prior to its acquisition of title, (b) be liable for the breach of this Lease by any prior landlord (except for ongoing defaults that require a cure upon the date that the new owner takes title to the Premises), or (c) be liable to Tenant for the return of any security deposit not actually received by such new owner. During the Term of this Lease, Tenant agrees to execute and acknowledge any commercially reasonable documents Landlord reasonably requests Tenant execute to effectuate an attornment or a subordination as described in this Section 13.02 to the extent the same are true and accurate in the reasonable opinion of Tenant.

Section 13.03 Estoppel Certificate. Tenant shall, from time to time, upon not less than twenty (20) days’ prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying such information as Landlord may reasonably request including, but not limited to, the following to the extent that the following is true at such time in the reasonable opinion of Tenant: (a) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect), (b) the date to which the Base Rent and other charges are paid in advance and the amounts so payable, (c) that there are not, to Tenant’s knowledge, any uncured defaults or unfulfilled obligations on the part of Landlord, or specifying such defaults or unfulfilled obligations, if any are claimed, (d) that all tenant improvements to be constructed by Landlord, if any, have been completed in accordance with Landlord’s obligations, if applicable, and (e) that Tenant has taken possession of the Premises, if applicable. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrances of the Premises. The failure of Tenant to deliver such statement or a written notice indicating its refusal to sign such statement within such time shall be conclusive upon Tenant that (v) this Lease is in full force and effect, without modification except as may be represented by Landlord, (w) there are no uncured defaults in Landlord’s performance, (x) not more than one month’s Base Rent has been paid in advance, (y) all tenant improvements to be constructed by Landlord, if any, have been completed in accordance with Landlord’s obligations, and (z) Tenant has taken possession of the Premises.

ARTICLE 14

DEFAULT

Section 14.01 Defaults by Tenant. The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant:

(a) Any failure by Tenant to pay Base Rent, or any Additional Rent payable pursuant to Section 4.03 hereof, within five (5) Business Days following receipt of written notice from Landlord that such payment is past due (provided, however, in no event shall Landlord be obligated to provide Tenant written notice of default under this Section 14.01(a) more than two [2] times in any one [1] calendar year);

(b) Any failure by Tenant to pay any Additional Rent otherwise payable pursuant to this Lease, or to make any other payment required to be made by Tenant hereunder, for a period of fifteen (15) days after receipt by Tenant of written notice from Landlord of any such failure to make timely payment;

(c) Any failure by Tenant to observe and perform any other material provision of this Lease to be observed or performed by Tenant, where such failure continues for thirty (30) days after written notice to Tenant; provided, however, that in the case of a default which cannot with due diligence be cured within a period of thirty (30) days, Tenant shall be deemed to have complied with such notice if it commences good faith efforts to cure such default within such thirty (30) day period and thereafter in good faith and with due diligence prosecutes such cure to completion;

(d) Tenant is declared insolvent according to any law; or assignment of Tenant’s property is made for the benefit of creditors; or a receiver or trustee is appointed for Tenant or its property; or the interest of Tenant under this Lease is levied on or under execution or other legal process; or any petition is filed by or against Tenant to declare Tenant bankrupt or to delay, reduce or modify Tenant’s debts or obligations; or any petition is filed or other action taken to reorganize or modify Tenant’s capital structure if Tenant be a corporation or other entity (provided that no such levy, execution, legal process or petition filed against Tenant shall constitute a breach of this Lease if Tenant shall vigorously contest the same by appropriate proceedings and shall remove or vacate the same within thirty (30) days from the date of its creation, service or filing); or

(e) The abandonment of the Premises by Tenant, which shall mean that Tenant is completely absent from the Premises for ninety (90) days or the failure of Tenant to occupy the Premises within thirty (30) days after Landlord notifies Tenant that the Premises are ready for occupancy combined with Tenant’s failure to pay any and all Rent due.

Section 14.02 Remedies of Landlord. In the event of any such material default not cured by Tenant, Landlord, at its option, may have one or more of the following remedies, in addition to all other rights and remedies provided at law or in equity:

(a) Landlord may perform for the account of Tenant any such default of Tenant and immediately recover as Additional Rent any expenditures made in the amount of any obligations incurred in connection therewith, plus interest per annum at the Default Rate from the date of any such expenditure.

(b) Subject to the final paragraph of this Section 14.02, Landlord may accelerate all Base Rent and Operating Expenses and Real Estate Taxes due for the balance of the Term of this Lease and declare the then present value of the same to be immediately due and payable. In determining the amount of any future payments for Operating Expenses and Real Estate Taxes, Landlord may make such determination based upon the amount thereof paid by Tenant for the full year immediately prior to such default (increased by three percent [3%] for each year).

(c) Landlord, at its option, may serve notice upon Tenant that this Lease and the then unexpired Term shall cease and expire and become absolutely void on the date specified in such notice, to be not less than fifteen (15) days after the date of such notice without any right on the part of the Tenant to save the forfeiture by payment of any sum due or by the performance of any term, provision, covenant, agreement or condition broken; and thereupon and at the expiration of the time limit in such notice, this Lease and the Term hereof, as well as the right, title and interest of the Tenant hereunder, shall wholly cease and expire and become void in the same manner and with the same force and effect (except as to Tenant’s liability) as if the date fixed in such notice were the date herein granted for expiration of the term of this Lease. Thereupon, Tenant shall immediately quit and surrender to Landlord the Premises, and Landlord may enter into and repossess the Premises by summary proceedings, detainer, ejectment or other lawful means and remove all occupants thereof and, at Landlord’s option, any property thereon without being liable to indictment, prosecution or damages therefor. No such expiration or termination of this Lease shall relieve Tenant of its liability and obligations under this Lease, whether or not the Premises shall be relet.

(d) To the extent any remedy in Section 14.02 is exercised by Landlord, Landlord may lawfully re-enter and repossess the Premises and attempt to relet all or any part of such Premises for and upon such terms and to such person, firms or corporations and for such period or periods as Landlord, in its sole discretion, shall determine; and Landlord shall not be required to accept any lessee offered by Tenant or observe any instruction given by Tenant about such reletting or to the mitigation of damages. For the purpose of such re-letting, Landlord may make reasonable repairs, changes, alterations or additions in or to the Premises to the extent deemed by Landlord to be desirable or convenient; and the reasonable cost of such repairs, changes, alterations or additions shall be charged to and be payable by Tenant as Additional Rent hereunder, as well as any reasonable brokerage and legal fees expended by Landlord; and any sums collected by Landlord from any new lessee obtained on account of the Tenant shall be credited against the balance of the rent due hereunder as aforesaid. Tenant shall pay to Landlord monthly, on the days when the Rent would have been payable under this Lease, the amount due hereunder less the amount obtained by Landlord from such new lessee, or at Landlord’s option, Landlord may elect to accelerate the amount due under this Lease and declare said amounts immediately due and payable upon demand.

(e) Landlord may collect sublease rents (or appoint a receiver to collect such rent) and otherwise perform Tenant’s obligations at the Premises, it being agreed, however, that the appointment of a receiver for Tenant shall not constitute an election by Landlord to terminate this Lease.

(f) Landlord may pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Premises are located.

(g) JUDGMENT IN EJECTMENT: FOR VALUE RECEIVED AND UPON THE OCCURRENCE OF AN EVENT OF DEFAULT HEREUNDER, OR UPON TERMINATION OF THE TERM OF THIS LEASE AND THE FAILURE OF TENANT TO DELIVER POSSESSION TO LANDLORD, TENANT FURTHER, AT THE OPTION OF LANDLORD, AUTHORIZES AND EMPOWERS ANY SUCH ATTORNEY, EITHER IN ADDITION TO OR WITHOUT SUCH JUDGMENT FOR THE AMOUNT DUE ACCORDING TO THE TERMS OF THIS LEASE, AND UPON NOT LESS THAN FIVE (5) DAYS PRIOR WRITTEN NOTICE TO TENANT, TO APPEAR FOR TENANT ANY OTHER PERSON CLAIMING UNDER, BY OR THROUGH TENANT, AND CONFESS JUDGMENT FORTHWITH AGAINST TENANT AND SUCH OTHER PERSONS AND IN FAVOR OF LANDLORD IN AN AMICABLE ACTION OF EJECTMENT FOR THE PREMISES, WITH RELEASE OF ALL ERRORS. LANDLORD MAY FORTHWITH ISSUE A WRIT OR WRITS OF EXECUTION FOR THE AMOUNT OF ANY JUDGMENT AND COSTS, WITHOUT LEAVE OF COURT, AND LANDLORD MAY, BY LEGAL PROCESS, WITHOUT NOTICE RE-ENTER AND EXPEL TENANT FROM THE PREMISES, AND ALSO ANY PERSON HOLDING UNDER TENANT.

Any lawful entry into and possession of the Premises by Landlord under this Article 14 shall be without liability or responsibility to Tenant and shall not be in lieu of or in substitution for any other rights of Landlord hereunder or in law or in equity. Tenant further agrees that Landlord may file suit to recover any sums due under the terms of this Article and that no recovery of any portion due Landlord hereunder shall be any defense to any subsequent action brought for any amount not theretofor reduced to judgment in favor of Landlord.

No remedy or election hereunder shall be deemed exclusive, but shall, wherever possible, be cumulative with all other remedies at law or in equity. The expiration or termination of this Lease and/or the termination of Tenant’s right to possession of the Premises shall not relieve Tenant of liability under any indemnity provisions of this Lease as to matters occurring or accruing during the term of the Lease or by reason of Tenant’s occupancy of the Premises.

If Tenant abandons or vacates the Premises and subsequently fails to pay Rent as and when due, Landlord may re-enter the Premises, and such re-entry shall not be deemed to constitute Landlord’s election to accept a surrender of the Premises or to otherwise relieve Tenant from liability for its breach of this Lease. No surrender of the Premises shall be effective against Landlord unless Landlord has entered into a written agreement with Tenant in which Landlord expressly agrees to (i) accept a surrender of the Premises and (ii) relieve Tenant of liability under the Lease. The delivery by Tenant to Landlord of possession of the Premises shall not constitute the termination of the Lease or the surrender of the Premises.

Only if Landlord is required to mitigate its damages pursuant to applicable law, Landlord shall be required only to use commercially reasonable efforts to mitigate. In recognition that the value of the Building depends on the use being made thereof, rental rates and terms of leases therein, Landlord’s rejection of a prospective replacement tenant based on the tenant’s proposed use of the Premises, an offer of rentals below the rates provided in this Lease or containing terms less favorable than those contained herein, shall not give rise to a claim by Tenant that Landlord failed to mitigate Landlord’s damages.

In the event of any termination of this Lease under the provisions hereof or under any eviction or other proceeding or action or any provision of law, or in the event that Landlord shall re-enter the Premises under the provisions of this Lease, Tenant shall pay to Landlord as damages, at the election of Landlord, either: (i) a sum which, at the time of such termination of this Lease or at the time of any such reentry by Landlord, as the case may be, represents the then value of the excess, if any, of (x) the aggregate of the installments of Base Rent and Additional Rent which would have been payable hereunder by Tenant, had this Lease not so terminated or had Landlord not reentered the Premises, for the period commencing with such earlier termination of this Lease or the date of any such reentry, as the case may be, and ending with the date set forth for the expiration of the full Term of this Lease pursuant to Sections 2.01, 3.01(a) and 2.02, over (y) the aggregate rental value of the Premises (at the Market Rate) for the same period (the amounts of each of clauses (x) and (y) being first discounted to present value at an annual rate of six percent [6%]); or (ii) sums equal to the aggregate of the installments of Base Rent and Additional Rent which would have been payable by Tenant had this Lease not so terminated, or had Landlord not so reentered the Premises, payable upon the due dates therefor specified herein following such termination or such reentry and until the date set forth for the expiration of the full Term of this Lease; provided, however, that if Landlord shall relet the Premises during said period, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the reasonable expenses incurred or paid by Landlord in terminating this Lease and of reentering the Premises and of securing possession thereof, including reasonable attorneys’ fees and costs of removal and storage of Tenant’s property, as well as the reasonable expenses of reletting, including repairing, restoring and improving the Premises for new tenants, brokers’ commissions, advertising costs, reasonable attorneys’ fees, and all other similar or dissimilar expenses chargeable against the Premises and the rental therefrom in connection with such reletting, it being understood that such reletting may be for a period equal to or shorter or longer than the remaining Term of this Lease; provided further, that (1) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, (2) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this subdivision (ii) to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit, and (3) if the Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such reletting and of the expenses of reletting, or if relet for a period longer than the remaining Term of this Lease, the expenses of reletting shall be apportioned based on the respective periods. For the purposes of this paragraph, the amount of Additional Rent which would have been payable by Tenant for each year ending after such termination of this Lease or such reentry, shall be deemed to be an amount equal to the amount of such undisputed Additional Rent payable by Tenant for the calendar year and tax year ending immediately preceding such termination of this Lease or such reentry. Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at Landlord’s election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it had not been terminated under the provisions of this paragraph, or under any provision of law, or had Landlord not reentered the Premises.

Section 14.03 Defaults by Landlord. Except as otherwise provided in this Lease, Landlord shall be in default under this Lease if Landlord fails to perform any of its obligations hereunder and said failure continues for a period of thirty (30) days after written notice thereof from Tenant to Landlord (unless such failure cannot reasonably be cured within thirty (30) days and Landlord shall have commenced to cure said failure within said thirty (30) days and continues diligently to pursue the curing of the same.) Tenant hereby waives its right to recover consequential damages (including, but not limited to, lost profits) or punitive damages arising out of a Landlord default. Notwithstanding anything to the contrary in this Lease, Landlord’s liability shall be limited to its interest in the Premises and Tenant may not initiate a claim or seek a deficiency judgment against Landlord, its manager(s), officers, directors, employees or members.

ARTICLE 15

NOTICES

All notices which Landlord or Tenant may be required, or may desire, to serve on the other shall be in writing and shall be served by a nationally recognized overnight courier, addressed as set forth in the Basic Lease Provisions. The addresses stated above shall be effective for all notices to the respective parties until five (5) days after written notice of a change of address is given pursuant to the provisions hereof. Any notice given in accordance with this provision shall be deemed effective one (1) Business Day after being deposited with a nationally recognized overnight courier.

ARTICLE 16

ENVIRONMENTAL PROVISIONS

Tenant shall not cause nor permit “Hazardous Materials” (as defined below) to be used, transported, stored, released, handled, produced or installed in, or from, the Premises, except that inflammable or combustible (but not explosive) items may be brought into and used within the Premises as may be needed for the operation of normal office equipment, so long as such use is in compliance with all laws and governmental requirements, including, without limitation, Environmental Laws. The term “Hazardous Materials” shall, for the purposes hereof, mean any flammable, explosives, radio-active materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos, or any other substances or material, as defined by any federal, state or local law, ordinance, rule or regulation, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Resources Conservation and Recovery Act, as amended, Superfund Amendment and Reauthorization Act of 1986 and in the regulations adopted and publications promulgated pursuant to each of the foregoing (collectively, “Environmental Laws”). In the event of a breach of the provisions of this Article 16, Landlord, in addition to all of its rights and remedies under this Lease and pursuant to law, may require Tenant to remove any such Hazardous Materials from the Premises or the Building in the manner prescribed for such removal by all requirements of law. Tenant shall promptly supply Landlord with any notices, correspondence and submissions received or sent by Tenant to or from any governmental or quasi-governmental authority relating to Hazardous Materials or Environmental Laws. Tenant shall indemnify and save Landlord harmless from and against any and all claims, liabilities, costs and expenses, including reasonable attorneys’ fees and expenses arising out of Tenant’s breach of the provisions of this Article 16.

ARTICLE 17

MISCELLANEOUS PROVISIONS

Section 17.01 Professional Fees. Except as specifically set forth herein otherwise, in the event of any legal action or proceeding brought by either party against the other arising out of this Lease, each party shall pay its own attorneys’ fees and costs incurred in such action. In addition, in the event that Tenant requests that Landlord execute any document or instrument in connection with Tenant’s occupancy and/or use of the Premises, including without limitation any Landlord’s waiver or similar instrument requested by any lender of Tenant, Tenant shall reimburse Landlord, as Additional Rent, for any and all reasonable attorneys’ or other professional fees incurred by Landlord in connection with Landlord’s review, evaluation, revision and/or execution of any such document or instrument; provided, however, that all attorneys’ or other professional fees incurred by Landlord in connection with its review, evaluation, revision and/or execution of any commercially reasonable subordination, non-disturbance and attornment agreement requested by Tenant’s lender shall be at Landlord’s sole cost and expense.

Section 17.02 Waiver. No waiver by Landlord of any provision of this Lease or of any breach by Tenant hereunder shall be deemed to be a waiver of any other provision hereof or of any subsequent breach by Tenant of the same or any other provision. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act of Tenant. No act or thing done by Landlord or Landlord’s agents during the term of this Lease shall be deemed an acceptance of a surrender of the Premises, unless done in writing signed by Landlord. The delivery of the keys to any employee or agent of Landlord shall not operate as a termination of the Lease or a surrender of the Premises. The acceptance of any Rent by Landlord following a breach of this Lease by Tenant shall not constitute a waiver by Landlord of such breach or any other breach unless such waiver is expressly stated in writing signed by Landlord.

Section 17.03 Applicable Law. This Lease shall be governed by and construed pursuant to the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of law provisions.

Section 17.04 Successors and Assigns. Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 17.05 Broker. Except for Colliers International Pittsburgh and Jones Lang LaSalle (collectively, “Broker”), each of Landlord and Tenant represents and warrants that it has had no dealings, nor entered into any agreements, with any person, entity, broker or finder in connection with the negotiation of this Lease, and no broker, person, or entity is entitled to any commission or finder’s fee in connection with the negotiation of this Lease on its behalf. Tenant and Landlord each agree to indemnify, defend and hold the other harmless from and against any claims, damages, costs, expenses, attorneys’ fees or liability for compensation or charges which may be claimed by any other broker, finder or other similar party by reason of any dealings, actions or agreements of the indemnifying party. Landlord and Tenant acknowledge that Landlord shall be responsible for the commission due to Broker pursuant to a separate agreement. Notwithstanding anything to the contrary set forth herein, the Broker shall not be entitled to a commission in connection with the exercise of the Extension Option, or in connection with any other expansion of the Premises or extension or renewal of the Term.

Section 17.06 Severability. If any provision of this Lease or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Lease and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 17.07 Name. Tenant shall not, without the written consent of Landlord, use the name of the Building for any purpose other than as the address of the business to be conducted by Tenant in the Premises, and in no event shall Tenant acquire any rights in or to such name.

Section 17.08 Examination of Lease; Defined Terms. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant. The words “Landlord” and “Tenant” as used herein shall include the plural as well as singular. The headings and titles to the articles of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

Section 17.09 Time. Time is of the essence in this Lease and in each and all of the provisions hereof.

Section 17.10 Authority. Tenant is executing this Lease as a corporation, and each of the persons executing this Lease on behalf of Tenant does hereby covenant and warrant on behalf of Tenant that Tenant is a duly authorized and existing corporation, that Tenant is qualified to do business in Pennsylvania, that the corporation has full right and authority to enter into this Lease, and that each person signing on behalf of the Tenant is authorized to do so. Landlord is signing this Lease as a limited partnership and each of the persons executing this Lease on behalf of Landlord is authorized to do so. Landlord does hereby covenant and warrant that it is qualified to do business in Pennsylvania, that it has full right and authority to enter into this Lease, and that each person signing on behalf of Landlord has authority to do so.

Section 17.11 Recording. This Lease shall not be recorded. Either party, upon written request of the other, shall execute a Memorandum of this Lease in form reasonably acceptable to the parties hereto.

Section 17.12 Force Majeure. Subject to Sections 3.01(b), 6.03 and 8.01 hereof, time periods for Landlord’s or Tenant’s performance of their respective obligations under any of the terms and conditions of this Lease, other than the payment of Rent by Tenant, shall be extended for periods of time during which the nonperforming party’s performance is prevented due to circumstances beyond the party’s control, including without limitation, strikes, embargoes, governmental regulations, acts of God, war or other strife.

Section 17.13 Tenant’s Obligation to Provide Financial Information. Tenant agrees to provide to Landlord, within ninety (90) days of the end of each calendar year, or at such other times reasonably requested by Landlord (as Tenant’s financial information is publicly released quarterly), true, correct and complete certified copies of annual audited financial statements of Tenant and such other financial information as Landlord shall reasonably request. Landlord, its lender(s) and their respective agents, accountants and attorneys, shall consider and treat on a strictly confidential basis (i) any information contained in the books and records of Tenant, (ii) any copies of any books and records of Tenant, and (iii) any financial statements of Tenant which are delivered to or received by them and which are conspicuously stamped “CONFIDENTIAL”.

Section 17.14 Options. As used in this Lease, the word “Option” has the following meaning: the Extension Option set forth at Section 2.02 hereof, and the right of first refusal to lease set forth in Section 2.04 hereof. Any Option granted to Tenant by Landlord must be evidenced by a written provision contained in this Lease or by a separate option agreement attached to this Lease as a rider or addendum or said Option shall be of no force or effect. Each Option granted to Tenant in this Lease, if any, is personal to Tenant, and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than Tenant, including, without limitation, any transferee approved by Landlord hereunder. The Options, if any, herein granted to Tenant are not assignable separate and apart from this Lease, nor may any Option be separated from this Lease in any manner, either by reservation or otherwise without the express written consent of Landlord which shall not unreasonably withheld, conditioned, or delayed. Tenant shall have no right to exercise an Option if a default (as set forth in Section 14.01) by Tenant has occurred and is continuing beyond any applicable notice and cure periods relating thereto.

Section 17.15 Business Day. As used herein, the term “Business Day” shall mean any day other than a Saturday, Sunday, or a day when Federal Banks located in the Commonwealth of Pennsylvania are closed for a legal holiday or by government directive.

Section 17.16 Entire Agreement. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease and no prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest.

Section 17.17 Counterparts. This Lease may be executed in any number of counterparts, and by each of the parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument. Delivery of an executed counterpart of this Lease by email in .pdf format shall be equally as effective as delivery of a manually executed counterpart of this Lease. Any party delivering an executed counterpart of this Lease by email in .pdf format shall also deliver a manually executed counterpart of this Lease, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Lease.

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease and have initialed the Exhibits hereto, in four counterparts, as of the days and years below written.

LANDLORD:

PIBP 210 LLC,
an Ohio limited liability company
ATTEST:

By:

Name:

Title:

TENANT:

MASTECH HOLDINGS, INC.,
a Pennsylvania corporation
ATTEST:

By:

Name:

Title:

Exhibit “A-1”

Depiction of Premises

Exhibit “A-1”

Exhibit “A-2”

Description of the Land

Exhibit “A-2”

Exhibit “A-3”

Description of the Park

EWING ROAD
CHERRINGTON PARKWAY
APPROXIMATE LIMIT OF PITTSBURGH INTERNATIONAL BUSINESS PARK
ACCESS ROAD

EXHIBIT A-3

Exhibit “A-3”

EXHIBIT B-1

LANDLORD’S SHELL BUILDING WORK LETTER

January 24, 2014

The following work description will be provided by Landlord as the Landlord’s Shell Building Work:

Shell Building Structure and Facade

Shell building structure and facade to be constructed by Landlord in accordance with shell building construction documents.

Building Foundations and Structural Steel

Construct the shell building foundation system and primary structural steel support system. Column spacing to be determined by Landlord’s engineer. Minimum clear height to underside of joist is 16’-0”.

Floor Slab

The reinforced concrete floor slab shall be constructed as slab-on-grade over a minimum 4” thick aggregate base. Floor slab shall be smooth and level, and otherwise ready for carpet and tile finishes.

Building Facade

Furnish and install the building facade, including brick, aluminum and glass windows, cast stone, EIFS cornice, and necessary supporting systems (including, but not limited to, metal studs and sheathing). For avoidance of doubt, the shell building construction will not include any windows on the rear wall of the Premises.

Furnish and install R13 rigid insulation at the building perimeter (adjacent to exterior sheathing).

Storefront

Furnish and install three (3) tenant storefronts for office entries; including one (1) tenant storefront for Premises. The two other tenant storefronts shall be for the adjoining tenant premises. Landlord shall provide two (2) sets of double-leaf clear anodized aluminum and glass entry doors at each tenant office entrance; including hinges, lockset and door closer. Doors shall be equipped for electric panic hardware. Tenant will be responsible for Tenant’s vinyl letter signage on Tenant’s storefront doors.

Roof

Furnish and install a TPO roofing system. Color to be determined by Landlord.

Furnish and install one (1) roof hatch at a location to be determined by Landlord.

Furnish and install roof drainage system, and connect to site storm drainage system.

Hollow Metal Doors

Furnish and install one (1) 3’-0” x 7’-0” prime coated, insulated, hollow metal door with hollow metal frame; including hinges, lockset and door closer at base building electrical room, base building mechanical room, and for rear access at recessed loading area for Premises. Location of shell building

Exhibit “B-1”

rear door for Premises to be determined by Landlord unless otherwise identified on Exhibit A-1. Doors and frames shall be painted as specified by Landlord’s architect.

Exterior Metal Stairs

Furnish and install one set of exterior metal stairs with canopy, if required, for rear access to recessed loading area. Location of shell building rear door and metal stairs to be determined by Landlord unless otherwise identified on Exhibit A-1. Metal stairs shall be painted as specified by Landlord’s architect.

Shell Building Interior Finishes

Shell building interiors to be constructed by Landlord in accordance with shell building construction documents.

Shell Building Interior Partitions

Furnish and install metal stud framing and gypsum wall board “to the deck” as required to demise shell building interior rooms, including: mechanical and electric utility rooms. Gypsum wall board shall be taped to a Level 4 finish and otherwise ready for paint. Landlord will also furnish and install gypsum wall board on Tenant’s side of the shell building core areas; taped to achieve required rating, but not finished. For avoidance of doubt, the Landlord’s shell building mechanical and electric utility rooms are located outside Premises.

For avoidance of doubt, the interior columns are not wrapped with metal framing/gypsum board.

Shell Building Ceiling and Grid System

Shell building utility rooms do not require a finished ceiling.

Shell Building Interior Doors

Shell building utility rooms do not require interior doors.

Shell Building Mechanical, Electrical, Plumbing and Fire Protection

Shell building electrical, plumbing, and fire protection systems to be provided by Landlord in accordance with shell building construction documents. Shell building construction does not include HVAC.

Service and Power

Furnish and install underground conduits from Duquesne Light’s underground utility service to a pad-mounted utility transformer and from pad-mounted utility transformer to shell building electrical room.

Furnish and install transformer pad for Duquesne Light transformer.

Furnish and install secondary wiring from Duquesne Light transformer to shell building electrical room.

Furnish and install shell building electrical switchgear and main distribution equipment. Power availability will be 277/480 Volt with sufficient capacity for standard usage by office tenants. Disconnects at main distribution equipment provided by Landlord.

Furnish and install one (1) - 4” conduit and pull string for Tenant’s electrical feeders from shell building main electrical distribution center and/or electric meter to Premises.

Exhibit “B-1”

Furnish and install electrical outlets in the electrical and mechanical utility rooms as required by code.

Furnish and install an electrical wall heater in electrical and mechanical utility rooms if needed.

There will be no shell building emergency generator. Back-up power as required by code for life safety will be battery.

Tele/ Data

Furnish and install four (4) - 4” underground conduits from approximate limit of shell building premises to shell building “house demarcation point” for connection to Verizon/utility provider’s underground utility for telephone and high-speed internet service. Location of house demarcation point and conduit routing shall be determined by Landlord. Conduits shall be shared by building tenants. All cabling/wiring shall be furnished and installed by utility provider(s) to house demarcation point. Extension of utility provider infrastructure to property will be utility provider’s responsibility.

Furnish and install one (1) 4’ x 8’ x 3/4-inch plywood backer board at house demarcation point to be shared by building tenants.

Furnish and install one (1) - 2” EMT conduit with pull string from the house demarcation point to Premises.

Fire Alarm

Furnish and install shell building fire alarm system and code-required flow and tamper switches, fire extinguishers, and other fire alarm devices (smoke detectors, pull stations, horns and strobes) for the electrical and mechanical utility rooms, and balance of shell building as required by code for shell building construction. All devices shall be wired to the shell building fire alarm system.

Furnish and install one (1) - 1” EMT conduit with pull string provided from shell building fire alarm panel to Premises for Tenant’s connection to shell building fire alarm system. Landlord to size shell building fire alarm panel with enough capacity for Tenant to tie their required points into the panel without having to add capacity to the shell building fire alarm panel.

Lighting

Furnish and install exterior wall-mounted light fixtures if required.

Furnish and install interior lighting fixtures in the shell building mechanical and electrical utility rooms in accordance with shell building construction documents.

Furnish and install one (1) illuminated emergency battery exit light at each shell building exit door as required by code. Provide battery backup egress lighting per code. Provide weatherproof remote heads on battery backup per code at the exterior of each exit door.

Life Safety

Furnish and install emergency exit signs and related life safety items as required per code for shell building construction.

Sanitary

Landlord shall extend three (3) sanitary sewer laterals from main sanitary sewer line to shell building; including one (1) sanitary sewer lateral for Premises and two (2) sanitary sewer laterals for adjoining tenant premises. Landlord shall stub under-slab laterals to Premises at or near the front building

Exhibit “B-1”

entrances; except that one lateral (to be determined by Landlord) shall be utilized for shell building mechanical room floor drain if required. Provide cleanouts and outside venting as required by code.

Furnish and install one (1) floor drain in shell building mechanical room with associated vent extended through roof.

Water

Landlord shall extend domestic water service from main water service line to shell building mechanical room.

Landlord shall extend fire protection service line from main water service line to shell building mechanical room.

Furnish and install RPZ, regulator, meter, and other required water equipment in shell building mechanical room.

Furnish and install minimum of 4 frost free wall hydrants at building exterior.

Furnish and install an overhead 2-inch domestic water branch line from shell building mechanical room to Premises.

Gas

Landlord shall extend gas customer service line from People’s main gas service line to People’s-provided meter set on exterior of building.

Sprinkler System

Fire protection system shall be constructed in accordance with all the requirements of NFPA#13 and IBC, and any additional requirements of Moon Township. Sprinkler system shall be hydraulically designed and tested in accordance with NFPA#13 criteria.

Furnish and install double-check backflow preventer in shell building mechanical room.

Furnish and install automatic wet pipe sprinkler system to protect shell building.

Furnish and install one (exterior) wall-mounted fire department Storz connection.

Furnish and install Knox box as required by Moon Township.

Furnish and install standard Schedule 10 black piping with grooved ends and grooved fittings. All hangers are to be standard hangers designed and installed per NFPA#13.

Furnish and install standard brass upright sprinkler heads on exposed piping located within the joist space. All modifications for Tenant’s use of Premises shall be part of Tenant Improvement Work.

Furnish and install all pipe identification tags, sleeves and fire seals at rated walls and floors that are part of shell building construction.

Exhibit “B-1”

For avoidance of doubt, the following is not part of the Landlord’s Shell Building Work, but said work shall be part of the Landlord’s Tenant Improvement Work and shall be incorporated into the Final Plans (as defined in Exhibit B-2):

•	Window sills and window treatments installed within the Premises.

•	Gypsum board installed on the perimeter walls within the Premises.

•	Lobbies, Vestibules and Restrooms.

•	Loading dock doors, overhead recoiling doors, and rear wall windows. The shell building will be designed to accommodate Tenant’s need for truck loading docks, delivery doors, and windows on the rear wall.

•	HVAC system, including all rooftop units.

Exhibit “B-1”

EXHIBIT B-2

LANDLORD’S TENANT IMPROVEMENT WORK LETTER

This Landlord’s Tenant Improvement Work Letter (this “Landlord’s Tenant Improvement Work Letter”) is attached to that certain Lease Agreement entered into between PIBP 210 LLC (the “Landlord”), and MASTECH HOLDINGS, INC. (the “Tenant”) (the “Lease”) covering certain premises (the “Premises”) more particularly described in the Lease, and is incorporated into the Lease by this reference. All terms used in this Landlord’s Tenant Improvement Work Letter and not otherwise expressly defined herein shall have such meanings as are ascribed to such terms in the Lease.

1. Plans and Specifications; Construction Drawings.

1.1 Tenant will furnish:

(a) architectural plans and specifications in sufficient detail so as to: 1) define the tenant improvement construction, including but not limited to, dimensioned partition plans, doors, millwork, floor and wall finish plans, reflected ceiling plans, construction detail sheets, furniture layouts and all other improvements required by Tenant; and 2) allow for the preparation of the Engineering Drawings as below defined (collectively, the “Final Architectural Drawings”); which Final Architectural Drawings shall be prepared by NEXT Architecture (NEXT), and shall be similar in layout to Exhibit A-1 of the Lease. The Final Architectural Drawings shall be submitted to Landlord no later than April 7, 2014 and are subject to Landlord’s review and approval, which approval shall not be unreasonably withheld, conditioned, or delayed provided the Final Architectural Drawings generally conform to the applicable sections of the Typical Tenant Improvements Work Letter included in Exhibit B-3 and do not require modifications to the Shell Building Work. Landlord hereby acknowledges that Landlord is fully responsible for the cost of NEXT’s preparation of the Final Architectural Drawings; except that if such services performed by NEXT pertain to Tenant’s FF&E Work (as hereinafter defined). Tenant hereby acknowledges that Tenant is fully responsible for the cost of NEXT’s preparation of any drawings and specifications pertaining to Tenant’s FF&E Work.

1.2 Landlord will furnish:

(a) complete mechanical, electrical, plumbing and fire protection plans and specifications necessary to support the Final Architectural Drawings, (collectively, the “Engineering Drawings”); which Engineering Drawings shall be prepared by Landlord’s consultants and/or contractors, shall be comprised of a fully coordinated set of mechanical, electrical, plumbing and fire protection working drawings in such form and substance as will allow Landlord to obtain all applicable permits. The general basis of the engineering design is outlined in Exhibit B-3. The Engineering Drawings shall be completed by Landlord’s consultants or contractors no later than April 28, 2014. Tenant is fully responsible for the cost of Landlord’s consultants’ and/or contractors’ preparation of the Engineering Drawings.

1.3 The Final Architectural Drawings and the Engineering Drawings submitted to Landlord pursuant to Sections 1.1 and 1.2 shall be referred to herein as the “Final Plans.” Landlord and Tenant acknowledge and agree to coordinate their efforts and provide timely comments on and approvals with respect to development of the Final Plans such that a complete and coordinated set of Final Plans are ready to be bid and submitted for building permit on or before April 28, 2014.

Exhibit “B-2”

1.4 Changes to Final Plans. No changes, modifications or alterations in the Final Plans may be made without the prior written consent of Landlord and Tenant, which consent shall not be unreasonably withheld, conditioned or delayed, and any such changes shall be made pursuant to the provisions of Section 5 of this Landlord’s Tenant Improvement Work Letter; provided, however, that if during the course of Landlord’s Tenant Improvement Work (as hereinafter defined), and after the approval of the Final Plans, Landlord reasonably determines that the procurement of particular materials or construction of portions of the work specified in the Final Plans will violate any applicable law, then Landlord shall give notice thereof to Tenant and Tenant shall make reasonable substitutions of such materials and construction, which such substitutions will not themselves cause such violation of applicable law, subject to Landlord’s approval. Tenant acknowledges that any such changes, modifications or alterations to the Final Plans requested by Tenant could in some cases constitute a Tenant Delay (as below defined).

1.5 Building Permit. Not later than ten (10) days after receipt of the Final Plans, Landlord shall submit the Final Plans to the appropriate governmental body for plan checking and a building permit. Landlord, with Tenant’s cooperation and prior written approval (which approval shall not be unreasonably withheld, delayed or qualified), shall cause to be made any change in the Final Plans necessary to obtain the building permit. Landlord shall use its best efforts to obtain the building permit and will diligently pursue receipt of the same. All work necessary to improve the Premises in accordance with the Final Plans and Building Permit shall be hereinafter referred to as the “Landlord’s Tenant Improvement Work”.

2. Approval of the Construction Budget and Schedule. After receipt of the Final Plans, Landlord shall prepare the “Construction Budget” for the costs for the Landlord’s Tenant Improvements Work (including, without limitation, any project manager or site superintendent fee), based on qualified bids Landlord receives. The Construction Budget for the Landlord’s Tenant Improvements Work shall be subject to the prior written approval of Tenant. Landlord shall deliver a copy of the Construction Budget to Tenant for its review and approval, which shall not be unreasonably withheld, conditioned, or delayed. Tenant shall notify Landlord in writing within three (3) days after receipt of the Construction Budget that (a) Tenant approves the Construction Budget, or (b) that Tenant disapproves of the Construction Budget because it varies from the Final Plans or contains specific costs that are not customary in the industry. Such disapproval shall not constitute a Tenant Delay. The failure of Tenant to provide such written notice within said time period shall be deemed an approval by Tenant. In the event, however, that Tenant and Landlord cannot agree upon the Construction Budget, Landlord shall have to rebid all or portions of the subcontracts for the Landlord’s Tenant Improvement Work, as deemed necessary by Tenant and Landlord, and the above process shall continue until Tenant approves the Construction Budget. Landlord shall prepare a construction schedule for the Landlord’s Tenant Improvement Work (“Construction Schedule”), and such Construction Schedule shall be delivered to Tenant for comment and/or approval, such approval not to be unreasonably withheld, delayed or qualified. The Final Plans, Construction Budget and Construction Schedule are collectively referred to herein as the “Tenant Improvement Construction Package”. Landlord and Tenant shall work in good faith and with all due diligence to develop and approve the Tenant Improvement Construction Package as quickly as possible. Notwithstanding the foregoing, in the event Tenant fails to approve the Construction Budget and the Construction Schedule within fourteen (14) days after Landlord initially delivers copies of the same to Tenant for Tenant’s approval, then “Substantial Completion of the Work” shall be deemed to have occurred on August 29, 2014, subject to the immediately following sentence. Notwithstanding the foregoing, if Substantial Completion of the Landlord’s Tenant Improvement Work does not occur within ninety (90) days of commencement of the Landlord’s Tenant Improvement Work, then the August 29, 2014 date set forth in the preceding sentence shall be delayed and extended one (1) day for each day beyond the 90 day period that Substantial Completion of the Landlord’s Tenant Improvement Work actually occurs.

Exhibit “B-2”

3. Performance of Landlord’s Tenant Improvement Work.

3.1 Construction. Except as otherwise set forth at Section 3.2 below, Landlord shall perform, at Tenant’s sole cost and expense subject to the Tenant Improvement Allowance (as hereinafter defined), the Landlord’s Tenant Improvement Work. Landlord shall enter into construction contracts with Continental Building Systems, which contractor has been approved by Tenant, for performance of all Landlord’s Work (collectively, the “Construction Contracts”). In no event and under no circumstances will Landlord’s obligations under this Section 3.1 entail any work or materials in excess of Landlord’s Tenant Improvement Work unless mutually agreed to in writing between the parties pursuant to a written Change Order (as hereinafter defined). Landlord shall not be required to incur overtime costs and expenses in performing Landlord’s Tenant Improvement Work unless authorized in writing by Tenant.

3.2 Tenant’s FF&E Work. Landlord and Tenant agree that the Final Plans may include certain work items and specifications to be designed and constructed “by Tenant” (all such items and specifications being hereinafter collectively designated as “Tenant’s FF&E Work”). Notwithstanding anything to the contrary set forth at Section 3.1 above, Tenant shall perform, at Tenant’s sole cost and expense, and exclusive of the Tenant Improvement Allowance except as otherwise set forth at Section 4.3 below, all work necessary to improve the Premises in accordance with Tenant’s FF&E Work. Tenant’s FF&E Work shall be performed by third-party contractors selected by Tenant and pursuant to contracts directly between such third-party contractors and Tenant. All vendors contracted by Tenant to perform Tenant’s FF&E Work, and all contracts pursuant to which Tenant’s FF&E Work shall be performed, shall be subject to the written consent of Landlord prior to any commencement of Tenant’s FF&E Work, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant’s FF&E Work shall be coordinated and conducted by Tenant in such a manner, and in accordance with such terms and conditions, as shall be reasonably determined and prescribed by Landlord, and in such a manner as shall not unreasonably disrupt or cause a delay in Substantial Completion of Landlord’s Tenant Improvement Work. Tenant acknowledges that the performance of Tenant’s FF&E Work could in some cases constitute a Tenant Delay (as below defined). For avoidance of doubt, Landlord and Tenant agree the following to be part of Tenant’s FF&E Work: procurement and installation of Tenant’s: furnishings, including work station power poles; security system; A/V equipment; Break Room and/or Cafeteria equipment; Fitness Center equipment; signage; supplemental HVAC system(s) for Tenant’s IT room(s), including and electrical or plumbing; emergency back-up power system(s); and any pre-action or dry fire suppression system(s). It is further acknowledged, additional Tenant’s FF&E Work may be identified during preparation of the Final Plans.

3.3 Substantial Completion. The terms “Substantial Completion” and “Substantially Complete” shall mean that: (a) Landlord’s Tenant Improvement Work has been completed in accordance with the Final Plans with the exception of insubstantial details of construction, mechanical adjustment, decoration or cosmetic items, the non-completion of which does not materially interfere with Tenant’s use and occupancy of the Premises (collectively, the “Punch List Work”); and (b) all sanitary, plumbing, electrical, heating, ventilating and air conditioning services to the Premises are operational to the extent necessary to provide reasonably adequate service to the Premises, subject to any Punch List Work necessary to such systems; and (c) Landlord shall deliver the Premises to Tenant with Landlord’s Tenant Improvement Work having been Substantially Completed in accordance with Section 3.3 (a) above, and in such condition as shall permit Tenant to immediately occupy the Premises for Tenant’s permitted use under the Lease. Notwithstanding the foregoing, if occupancy is denied by the applicable governmental authority due solely to any item of Tenant’s FF&E Work not then being completed, then Landlord shall be deemed to have met the foregoing conditions set forth in (a), (b) and (c) of this Section 3.3, notwithstanding that occupancy is not then available to Tenant. Landlord shall provide to Tenant written notice reasonably in advance of the date when Landlord believes Substantial Completion shall occur.

Exhibit “B-2”

Within ten (10) days of receipt of Landlord’s notice of Substantial Completion, Tenant shall inspect the Premises and identify in writing to Landlord the Punch List Work Tenant wishes Landlord to perform. Landlord shall review such list of Punch List Work and confer with Tenant to establish a mutually agreeable list of the Punch List Work. Landlord shall complete all Punch List Work within thirty (30) days following the date on which Landlord and Tenant agree on the list of Punch List Work.

4. Payment for Landlord’s Tenant Improvement Work; Tenant Improvement Allowance.

4.1 Tenant Improvement Allowance. Landlord shall provide Tenant with an improvement allowance in the total amount equal to Forty Seven Dollars ($47.00) per square foot of the Premises (the “Tenant Improvement Allowance”) to be applied toward the cost of Landlord’s Tenant Improvement Work. The cost of Landlord’s Tenant Improvement Work shall include the cost of all materials and labor required in order to complete Landlord’s Tenant Improvement Work in accordance with the Final Plans, including without limitation: all amounts payable under the Construction Contracts, including the general contracts, subcontracts, purchase orders and all labor and materials costs, market-based contractors’ fees, engineering, overhead and general conditions charges; the cost of Change Orders (as below defined); and the cost of all demolition work. Landlord will not charge a supervisory fee. With respect to all portions of the Tenant Improvement Allowance expended by Landlord pursuant to this Section 4.1, Landlord shall disburse the Tenant Improvement Allowance directly to the general contractor, engineers, suppliers and subcontractors, in accordance with the applicable contracts therefor.

4.2 If Total Costs are More than Tenant Improvement Allowance. Tenant shall pay Landlord within fourteen (14) days following receipt of an invoice therefor, the additional cost of the Landlord’s Tenant Improvement Work exceeding the Tenant Improvement Allowance. In no event shall Landlord be required to commence or continue Landlord’s Tenant Improvement Work if Tenant defaults in its obligation to make the payments herein required, and in no case, later than June 1, 2014.

4.3 If Total Costs are Less than Tenant Improvement Allowance. If upon completion of Landlord’s Tenant Improvement Work and all disbursements of the Tenant Improvement Allowance pursuant to Section 4.1 hereof, there is an unused balance of the Tenant Improvement Allowance, then the unused balance shall be applied against the cost of Tenant’s FF&E Work, or, at Tenant’s election, used as a credit against Tenant’s first installment(s) of Base Rent due under the Lease; provided however that such amounts shall be disbursed by Landlord pursuant to written requests for disbursement (which requests shall be made no more frequently than once during any consecutive thirty (30) day period) and only upon Tenant’s compliance with all provisions of the Lease.

5. Changes, Additions or Alterations. If Tenant shall request any change, addition, deletion or alteration in the Final Plans that deviates from the Tenant Improvement Construction Package (each a “Change Order”), any such Change Order shall be subject to the provisions of Section 1.4 of this Tenant Improvement Work Letter and shall be authorized only in a writing by Tenant and Landlord that sets forth (a) the applicable change, addition, deletion, or alteration; (b) the increased or decreased effect thereof on the cost of Landlord’s Tenant Improvement Work, including without limitation, any project manager, site superintendent and general conditions costs; and (c) the increased or decreased construction time attributable to such Change, additions, deletion or alteration. If the cost of such Change Order will cause the total cost of Landlord’s Tenant’s Improvement Work to exceed the Tenant Improvement Allowance, Tenant shall pay Landlord within fifteen (15) days following receipt of an invoice for the additional cost of the Landlord’s Tenant Improvement Work attributable to such Change Order. Tenant acknowledges that any such Change Orders or additional improvements or materials or plans required therefor (including delay in preparing or submitting such plans) could in some cases constitute a Tenant Delay (as below defined). Notwithstanding the foregoing or any other provision of this Landlord’s Tenant Improvement Work Letter (including, without limitation, Section 6 hereof), Landlord, in its sole and

Exhibit “B-2”

unfettered discretion, may reject any proposed Change Order requested by Tenant if such Change Order, by itself or in aggregate with all prior Change Orders: (i) increases the cost of the Landlord’s Tenant Improvement Work by more than Ten Dollars ($10.00) per square foot of the Premises; and/or (b) will add more than thirty (30) days to Landlord’s time to complete the Landlord’s Tenant Improvement Work.

6. Tenant Delay. For all purposes under the Lease, the term “Tenant Delay” shall mean any delay to the extent resulting from: (i) a delay by Tenant in submitting the Final Architectural Drawings by the date set forth in Section 1.1 of this Landlord’s Tenant Improvement Work Letter, it being acknowledged and agreed that delays in submission to the extent caused by Landlord’s consultants (it is hereby acknowledged by Landlord and Tenant that NEXT is not considered Landlord’s consultant) or contractors (and not through any act or omission of Tenant and/or Tenant’s agents or representatives) shall not constitute “Tenant Delay” hereunder; (ii) any mutually agreed upon time extension set forth in any Change Orders requested by Tenant; (iii) any upgrades, special ordered or back ordered items required by Tenant, or the fact that materials to be incorporated into Landlord’s Tenant Improvement Work require a long lead time to obtain or construction time to perform, in each case beyond the scheduled time for delivery thereof as set forth in the Construction Schedule; (iv) late delivery or late installation of any items provided by Tenant or Tenant’s vendors beyond the scheduled time for delivery thereof as set forth in the Construction Schedule; (v) any delay by Tenant in responding to any requests by Landlord in excess of three (3) days; or (vi) any other act or omission of Tenant, its agents, contractors, or employees, including without limitation the performance of Tenant’s FF&E Work that adversely affects the Construction Schedule.

7. Miscellaneous.

7.1 Tenant’s Representative. Tenant has designated                      as its sole representative with respect to the matters set forth in this Tenant Improvement Work Letter, and, until further notice to Landlord, Tenant’s representative shall have full authority and responsibility to act on behalf of the Tenant as required herein.

7.2 Landlord’s Representative. Landlord has designated Richard S. Donley as its sole representative with respect to the matters set forth in this Tenant Improvement Work Letter, and until further notice to Tenant, Landlord’s representative shall have full authority and responsibility to act on behalf of the Landlord as required herein.

7.3 Time of the Essence. Landlord and Tenant shall proceed with the project on the basis of trust, good faith and fair dealing and shall reasonably cooperate with each other to allow Landlord to perform the work contemplated by this Tenant Improvement Work Letter in an economical and timely manner. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved.

7.4 Tenant’s Default. Notwithstanding any provision to the contrary contained in the Lease, if Tenant commits an Event of Default as defined in Article 14 thereof, and fails to cure such default during any applicable cure period, then, in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have no further obligations under the terms of this Landlord’s Tenant Improvement Work Letter until such time as such default is cured pursuant to the terms of the Lease.

7.5 Certificate of Occupancy. If Landlord delivers to Tenant a temporary certificate of occupancy (TCO) upon Substantial Completion which permits Tenant to legally occupy the entire Premises for the Permitted Use, Landlord shall obtain a permanent certificate of occupancy within one-hundred

Exhibit “B-2”

and twenty (120) days after the TCO is issued (unless any act or omission on the part of Tenant postpones obtaining the permanent certificate of occupancy in which case the 120 day period shall be extended one day for each day of delay so caused by Tenant or unless the conditions required to receive the permanent certificate of occupancy cannot reasonably be satisfied or achieved within said 120 day period, despite Landlord’s use of its best and most diligent efforts, in which event Landlord shall continue to use its best and most diligent efforts to obtain the permanent certificate of occupancy as expeditiously as possible).

Exhibit “B-2”

EXHIBIT B-3

TYPICAL TENANT IMPROVEMENTS WORK LETTER

January 24, 2014

The following work description represents the minimum building standards for the Tenant Improvement Work.

TENANT IMPROVEMENT INTERIOR FINISHES

Tenant improvement interior finishes to be provided in accordance with tenant improvement construction documents.

Perimeter Walls

Furnish and install gypsum board on the perimeter walls within the Premises. Gypsum wall board to be installed to roof deck, and taped to a Level 4 finish so it is ready for wall finish.

Demising Wall

Demising wall framing to be constructed with minimum 6” metal studs.

Furnish and install metal stud framing and one layer of 5/8” gypsum wall board to demise Premises. Gypsum wall board shall be taped to a Level 4 finish so it is ready for wall finish. Construct demising wall to the deck to achieve minimum one hour fire rating or as otherwise required by code.

Furnish and install sound batt insulation.

Interior Partitions

All interior framing to be constructed with minimum 3-5/8” metal studs.

Furnish and install metal stud framing and one layer of 5/8” gypsum wall board (each side) to construct interior partitions, including vestibules at exterior entrances, where shown on tenant improvement construction documents to a minimum height of 1’-0” above finished ceiling. Gypsum wall board shall be taped to a Level 4 finish so it is ready for wall finish.

Furnish and install metal stud framing and one layer of 5/8” gypsum wall board to construct restrooms where shown on tenant improvement construction documents to a minimum height of 1’-0” above finished ceiling. Gypsum wall board shall be taped to a Level 4 finish so it is ready for wall finish.

Furnish and install sound batt insulation in interior partitions between offices and at restroom partition walls.

Ceiling and Grid System

Furnish and install suspended ceiling system at the following areas: a) closed office spaces, b) conference rooms; c) Break Room; d) vestibules and e) restrooms.

Exhibit “B-3”

Furnish and install a suspended 15/16” commercial grade ceiling grid with acoustical 2’x4’ white mineral fiberboard. Ceiling height to be minimum 10’-0” above finished floor. Enclosed offices and conference rooms with suspended ceilings will have white sound batt insulation installed on top of the suspended ceiling.

Open offices, janitor’s closets, storage and utility rooms do not require a finished ceiling and can be exposed to the roof deck. At these locations, the exposed structure, roof deck, HVAC duct and utilities shall be painted the building standard color.

Interior Doors

Solid wood doors defined as flush panel solid core, birch stain grade, factory/millwork shop finish, mahogany stain finish.

Door hardware defined as Schlage AL series passage set, AL105 c/w finish 626 satin chrome. Closers on doors where required by code only.

Furnish and install 3’-0” x 7’-0” solid wood doors, hollow metal frames and specified hardware for closed office spaces, conference rooms, restrooms, janitor’s closets, storage and utility rooms.

Furnish and install 3’-0” x 7’-0” hollow metal doors, hollow metal frames and specified hardware for IT/Server room and warehousing-type rooms at the rear of the Premises.

Interior offices with no exterior windows will have a hollow metal frame with integral 1’-6” sidelight.

Vestibule Doors

Furnish and install 3’-0” x 8’-0” solid wood doors with one 1’-0” x 8’-0” sidelight, hollow metal frames and specified hardware. Alternatively, Tenant may construct vestibule with glass and aluminum storefront.

Solid wood doors defined as flush panel solid core, birch stain grade, factory/millwork shop finish, mahogany stain finish.

Door hardware defined as Schlage AL series passage set, AL105 c/w finish 626 satin chrome. Closers on doors where required by code only.

Interior Finishes

Furnish and install interior finishes in accordance with tenant improvement construction documents. The typical interior finishes, including millwork (where applicable) and restroom accessories, are as follows:

Entry Vestibule:

•	Wall Paint: one coat of primer and two coats of finish.

•	Tile Flooring: porcelain tile floor.

•	Tile Floor Base: match tile floor.

Exhibit “B-3”

Enclosed Offices and Conference Rooms:

•	Wall Paint: one coat of primer and two coats of finish.

•	Carpet Flooring: broadloom carpet or carpet tile.

•	Carpet Floor Base: 4” vinyl base.

Open Offices:

•	Wall Paint: one coat of primer and two coats of finish.

•	Carpet Flooring: carpet tile.

•	Carpet Floor Base: 4” vinyl base.

Restrooms:

•	Vinyl Wall Covering: vinyl wall covering on the plumbing wall (i.e., wet wall with fixtures) only. All other walls painted.

•	Wall Paint: one coat of primer and two coats of finish.

•	Tile Flooring: Armstrong Excelon 12“x12“x1/8” vinyl composite tile (VCT) flooring or equal.

•	Tile Floor Base: 4” rubber base.

•	Millwork: solid surface vanity with under mounted lavatories.

•	Partitions: floor-mounted steel standard colored baked enamel partition.

•	Soap Dispenser: lavatory-mount type, Bobrick B-822 with satin finish or equal.

•	Toilet Tissue Dispenser: Bobrick B-2888 with satin finish, or equal.

•	Paper Towel Dispenser: Bobrick B-394 with satin finish, or equal.

•	Grab Bars: Bobrick B-6806 with satin finish, or equal; length to vary.

•	Sanitary Napkin Dispenser: Bobrick B-706 with satin finish, or equal.

•	Sanitary Napkin Disposal: Bobrick B-270 with satin finish, or equal.

Break Room:

•	Wall Paint: one coat of primer and two coats of finish.

•	Tile Flooring: vinyl composite tile (VCT) flooring.

•	Tile Floor Base: 4” vinyl base.

•	Millwork: P-laminated base and wall cabinets with a solid surface counter top.

Storage Rooms, Utility Rooms and Janitor’s Closets:

•	Wall Paint: one coat of primer and two coats of finish.

•	Flooring: Sealed concrete floor.

•	Base: 4” vinyl base where gypsum board walls only.

Window Sills

Furnish and install building standard gypsum board window sills at perimeter windows.

Window Treatments

Furnish and install building standard mini-blinds at perimeter windows.

Exhibit “B-3”

Dock Area Overhead Doors

Furnish and install 10’-0” x 12’-0” Thermocore sectional door for access to Tenant delivery room.

TENANT IMPROVEMENTS HVAC SYSTEM

HVAC system to be provided in accordance with tenant improvement construction documents. The following HVAC System standards are based on a ratio of eighty (80) percent open office space to twenty (20) percent closed office space.

Rooftop Units

Furnish and install packaged commercial rooftop unit(s) with gas heat and DX cooling, curbs and frames with ducts stubbed into the Premises. Provide 1 ton per 400 square feet of Premises with a maximum zone size of 5,000 square feet. Rooftop units to include the following:

•	Economizers

•	Relief capable of maintaining a positive building static pressure of .08” w.c. or less above atmospheric pressure

•	Factory Disconnects

•	14” Tall Curb

•	Phase Loss Protection

•	Individual Zone Thermostat

Furnish and install a weatherproof toggle switch, service light and ground fault circuit interrupting receptacle at packaged commercial rooftop unit(s) or as otherwise required by building code.

Furnish and install natural gas service to packaged commercial rooftop unit(s).

Furnish and install electric service to packaged commercial rooftop unit(s).

Perform start-up and performance test of all Landlord-provided rooftop unit(s).

Furnish and install walk pads (compatible with roof membrane) at service panel for each rooftop unit.

Test and balance HVAC system upon completion.

Distribution System

Furnish and install HVAC ductwork from the rooftop units to and throughout the Premises as shown on the tenant improvement construction documents. Supply and return air distribution system to include the following:

•	All ductwork shall be constructed of galvanized steel with G90 finish.

Exhibit “B-3”

•	All supply, return and exhaust ductwork shall be 2” WG pressure class.

•	Flex connections provided at all supply and return air connections to rooftop units.

•	Exposed spiral supply duct and fittings.

•	Hard elbows turned down to diffusers with hard spiral pipe down to approximately 24” above diffuser for areas above acoustical tile ceiling to conceal flex duct connections.

•	All exposed spiral duct to be hung with 1/8” “Gripple Cables” or equivalent.

•	Manual volume dampers at all supply taps for balancing.

•	Return air ceiling plenum to be utilized in all spaces.

•	All return duct to include 1” internal liner for sound absorption.

•	Return air drops from rooftop units to include 90-degree elbow with minimum 5 ft. straight with return air opening cut into top of duct and covered by wire mesh screen.

•	All office return grilles to include a Z-shaped fitting with 1⁄2” duct liner for sound control.

Exhaust Systems

Furnish and install one (1) roof-mounted toilet exhaust fan for each paired men’s and women’s restrooms. The exhaust fan shall be sized at 75 CFM per toilet fixture. Exhausted system shall be ducted with hard connections to grilles. No flex duct shall be utilized on exhaust systems.

Grilles and Diffusers

Furnish and install HVAC grilles and diffusers as follows:

•	All grilles and diffusers shall be steel, standard color, factory finish.

•	All supply diffusers to be 2-Cone with round neck type.

•	All return and exhaust to be 35 degree deflection.

HVAC Controls

Furnish and install building energy management system for all building office tenants including:

•	Where zoning is required, a Honeywell Standalone VVT system will be utilized.

•	Each rooftop unit system will have a maximum of five (5) VVT zones utilizing a Honeywell TR23 remote sensor with thermostat (or Landlord-approved equal) in each zone.

•	Bypass damper required for each rooftop unit utilizing VVT zoning.

•	Each single zone rooftop unit shall utilize a Honeywell T735OH thermostat with digital display and adjustable set point keypad or Landlord-approved equal.

Exhibit “B-3”

•	A communication bus shall be installed between each zone controller and rooftop unit controller to provide inter-operation.

•	110/24vac transformers shall be provided for all controllers (by electrical contractor).

•	All VVT zones and single rooftop unit zone thermostats shall be tied into a Honeywell W7760A Building Manager (or Landlord-approved equal) with Q7770A Rapid Link for remote access. Each building capable of having twenty (20) nodes/devices (i.e., thermostats, VVT dampers, rooftop units, etc.). Multiple Honeywell W7760A Building Managers may be required based on size of Premises.

Smoke Detectors

Furnish and install smoke detectors (by electrical contractor) compatible with the shell building fire alarm system.

TENANT IMPROVEMENTS ELECTRICAL SYSTEM

Electrical, telecommunication, data and fire alarm systems to be provided in accordance with tenant improvement building construction documents.

Service and Power

Furnish and install one (1) electrical distribution closet for Premises in accordance with tenant improvement building construction documents. Each electrical closet will include 277/480 Volt and 120/208 Volt distribution panels.

Furnish and install electrical outlets in accordance with applicable building and electrical codes. For avoidance of doubt:

•	Each closed office shall have one (1) duplex outlet and one (1) quad outlet.

•	Each conference room shall have three (3) duplex outlets and one (1) flush floor-mounted receptacle box for power and data. Data to be fed by one (1) 3/4” conduit to closest partition extending to accessible ceiling.

•	Restrooms shall have one (1) GFCI duplex outlet mounted above-counter.

•	Break Room shall have two (2) GFCI duplex outlets mounted above-counter.

•	Each receptacle shall be 20 amps, commercial quality.

Furnish and install one (1) roof deck-mounted power feed junction box per open office workstation cluster. Workstations will be supplied as follows: two (2) electrical circuits per six (6) workstations. For workstations adjoining interior partitions or an exterior wall, the power feed junction box may be alternatively mounted at the wall.

Furnish and install an electrical wall heater in utility and storage rooms if needed.

There will be no base building emergency generator. Back-up power as required by code for life safety will be battery.

Exhibit “B-3”

Telephone/Data

Furnish and install one (1) single gang telephone/data box at each closed office with pull string accessible above office ceiling for use by Tenant’s IT vendor. Cables, jacks, faceplates, and patch panels furnished and installed by Tenant’s IT vendor.

Fire Alarm

Furnish and install tenant improvement fire extinguishers and other fire alarm devices (smoke detectors, pull stations, horns and strobes) as required by code for the tenant improvements. All devices shall be wired to the shell building fire alarm system. Tenant will be responsible for any modifications to the Landlord-provided fire alarm protective signaling system required by code as a result of additional Tenant Work.

Lighting

Furnish and install interior lighting fixtures as follows:

•	Entry Vestibule: 6” fluorescent recessed down lights.

•	Open Office Space: 3-lamp, direct/indirect linear fluorescent light fixtures with parabolic blade louver, Corelite Navigator series or equal; provide an average of 45 foot-candles at 4 ft above finished floor (AFF).

•	Enclosed Offices and Conference Rooms: 2’ x 4’ lay-in, 3-lamp parabolic type light fixtures.

•	Restrooms: 2’ x 4’ lay-in, 3-lamp parabolic type light fixtures.

•	Break Room: 2’ x 4’ lay-in, 3-lamp parabolic type light fixtures.

•	Janitor’s Closets, Utility Rooms and Storage Rooms: Fluorescent strip light fixtures.

•	All light fixtures designed to meet the 2003 International Energy Conservation Code.

Lighting to be controlled in accordance with the requirements of the 2003 International Energy Conservation Code. Light switches shall be Leviton or Landlord-approved equal. For avoidance of doubt:

•	Each enclosed room shall have one (1) occupancy sensor wall switch.

•	One (1) low voltage wall switch shall be installed at each front and rear door.

•	Restroom exhaust fans shall be controlled with restroom lighting.

Furnish and install one (1) illuminated emergency battery exit light at each additional exit door constructed as part of the tenant improvement work as required by code. Provide battery backup egress lighting per code. Provide weatherproof remote heads on battery backup per code at the exterior of each exit door.

Exhibit “B-3”

Life Safety

Furnish and install emergency exit signs and related life safety items as required per code for tenant improvement building construction.

TENANT IMPROVEMENTS PLUMBING SYSTEM

Plumbing systems to be provided in accordance with tenant improvement construction documents.

Provide one (1) men’s restroom, one (1) women’s restroom, and one (1) janitor’s closet for Premises. Restroom and restroom fixtures, including mop sinks and drinking fountains, to comply with, but not exceed, governing code(s), including Allegheny County Health Department and ADA codes.

Restroom fixtures to comply with the following:

•	Lavatories to be under-mount type.

•	Toilets to be floor-mount type.

•	Toilet and urinals to have manual flush valves.

Provide one (1) Break Room for Premises. Provide one (1) single bowl stainless steel sink for each Break Room within Premises. Break Room fixtures to comply with governing code(s), including Allegheny County Health Department and ADA codes.

Provide one (1) janitor’s closet for every paired men’s and women’s restrooms.

Sanitary

Furnish and install all necessary sanitary sewer piping, venting, and plumbing fixtures for Break Room, restrooms and janitor’s closets.

Furnish and install one (1) floor drain in restrooms with associated vent piping extended through roof.

Furnish and install mop sink in janitor’s closets with associated vent piping extended through roof.

Water

Furnish and install all necessary cold and hot water service piping and plumbing fixtures for Break Room, restrooms and janitor’s closets.

Furnish and install one (1) 10-gallon water heater, floor mounted, for each set of restrooms and janitor’s closet in Premises.

Gas

Tenant improvement construction does not include extension of gas service to interiors, including for any Tenant-provided kitchen equipment. Refer to Tenant Improvements HVAC for gas service provided for HVAC rooftop units.

Exhibit “B-3”

TENANT IMPROVEMENTS SPRINKLER SYSTEM

Sprinkler systems to be provided in accordance with tenant improvement construction documents.

Sprinkler System

Fire protection system shall be constructed in accordance with all the requirements of NFPA#13 and IBC, and any additional requirements of Moon Township. Sprinkler system shall be hydraulically designed and tested in accordance with NFPA#13 criteria for Light Hazard Occupancy (does not include satisfying Factory Mutual standards).

Furnish and install automatic wet pipe sprinkler system to protect tenant improvements.

Modify all branch lines, sprinklers, etc. to provide required suppression within Premises to meet all applicable codes, including final locations of all sprinkler heads.

Furnish and install recessed or semi-recessed sprinkler heads where ceilings are installed within Premises.

Furnish and install all pipe identification tags, sleeves and fire seals at rated walls and floors.

Exhibit “B-3”

TENANT’S FF&E WORK

For avoidance of doubt, the following is not part of the Landlord’s Tenant Improvement Work, and is agreed by Landlord and Tenant to be part of Tenant’s FF&E Work.

•	Procurement and installation of office furnishings. The Landlord’s Tenant Improvement Work accounts for construction of closed wall offices and open office areas with building-standard finishes, lighting, outlets, telecommunication ports, and HVAC distribution.

•	Procurement and installation of workstation power poles. The Landlord’s Tenant Improvement Work accounts for providing overhead junction boxes and electrical circuits for Tenant-provided power poles. Power poles to be furnished in 12-foot lengths and installed by Tenant; and all electrical, telephone, and data terminations by Tenant.

•	Procurement and installation of Tenant security system, including cameras, keypads, and any dedicated conduit/outlets/power for Tenant’s security system.

•	Procurement and installation of Tenant audio/visual equipment, including televisions, speakers, and any dedicated conduits/outlets/power for Tenant’s audio/visual equipment.

•	Procurement and installation of any Break Room or Fitness Center equipment.

•	Procurement and installation of Tenant’s signage.

•	Procurement and installation of supplemental HVAC system(s) for Tenant’s IT room(s); including any electrical or plumbing required for the supplemental HVAC system(s).

•	Procurement and installation of Tenant’s emergency back-up power system(s), including any generators, transfer switches, or UPS equipment.

•	Procurement and installation of any pre-action or dry fire suppression system(s).

Exhibit “B-3”

Exhibit “C”

Form of Commencement Agreement

The undersigned are Landlord and Tenant under that certain Lease Agreement (the “Lease”), dated             , 2014, pursuant to which Tenant leases from Landlord those certain Premises known as Building 210, in the Pittsburgh International Business Park, and consisting of approximately 11,495 useable square feet located at                     . All terms used in this Commencement Agreement shall have the meanings ascribed to such terms in the Lease.

The parties hereby agree that: (i) the Commencement Date of the Initial Term is             , 20    ; and (ii) the Initial Term of the Lease shall expire on             , 20    .

LANDLORD:

PIBP 210 LLC
an Ohio limited liability company

ATTEST:

By:

Name:

Title:

TENANT:

MASTECH HOLDINGS, INC.,
a Pennsylvania corporation
ATTEST:

By:

Name:

Title:

Exhibit “C”

Exhibit “D”

Rules and Regulations

Tenant’s use of the Premises and the common areas shall be subject at all times during the Term to reasonable rules and regulations adopted by Landlord not in conflict with any of the express provisions of the Lease governing the use of the parking areas, walls, driveways, passageways, signs, exteriors of buildings, lighting and all other appearance of the building. Upon adoption by Landlord and notice to Tenant, such rules and regulations shall become a part of the Lease as if originally contained therein and Tenant agrees to comply with all such rules and regulations. Tenant’s failure to keep and observe said rules and regulations (which shall continue beyond any applicable notice and cure periods set forth in the Lease) shall constitute a breach of the terms of this Lease in the manner as if the same were contained herein as covenants.

Landlord shall not be liable to Tenant for the nonperformance by any other tenant or occupant of the Building of any of the Building rules and regulations promulgated by Landlord, but agrees to apply the rules and regulations in a reasonable and non-discriminating manner.

Tenant expressly agrees to comply with and observe the following regulations:

(1)	Loading and unloading, deliveries and shipping of goods may be done at all times through the rear of the Building.

(2)	All municipal/solid waste shall be kept in the size and kind of container specified by Landlord, and shall be placed outside of the Premises prepared for collection in the manner and at the time and place specified by Landlord. All other waste disposal shall be the responsibility of Tenant and shall be in compliance with all applicable laws.

(3)	No radio or television aerial, satellite dish or other device shall be erected on the roof or exterior walls of the Premises or the Building in which the Premises is located or on other areas of the Building, without in each instance, the written consent of Landlord. Any aerial, dish or other device so installed without such written consent shall be subject to removal without notice at any time.

(4)	Tenant shall keep the Premises at a temperature sufficient to prevent freezing of water in pipes and fixtures.

(5)	Tenant shall not place or permit any obstructions in the exterior areas immediately adjoining the Premises, including but not limited to the sidewalks in front of the Building.

(6)	Tenant and Tenant’s employees shall park only in those parking areas designated for that purpose by Landlord. Upon Landlord’s written request, Tenant shall furnish Landlord with state automobile license numbers assigned to Tenant’s car or cars, and cars of Tenant’s employees within five (5) days after such request.

(7)	The plumbing facilities shall not be used for any other purpose than that for which they are constructed, and no foreign substance of any kind shall be thrown therein, and the expense of any breakage, stoppage, or damage resulting from a violation of this provision shall be borne by the Tenant who shall, or whose employees, agents or invitees shall, have caused it.

(8)	Tenant shall not burn any trash or garbage of any kind in or about the Premises or Building.

Exhibit “D”

(9)	Tenant shall not commit or suffer to be committed any waste upon the Premises or any nuisance or other act or thing which may disturb the quiet enjoyment of any other tenant in the Building.

(10)	Tenant shall not place a load upon any floor of the Premises that exceeds the floor load per square foot which such floor was designated to carry. Floor load is stipulated to be 75 pounds per square foot. Landlord and Tenant will determine jointly the approximate weight and the position of all heavy installations or equipment which Tenant wishes to place in the Tenant’s Premises so as to distribute properly the weight thereof. Any additional cost to support heavy installations or equipment shall be at the expense of Tenant.

(11)	Business machines and mechanical equipment belonging to Tenant which cause noise and/or vibration that may be transmitted to the structure of the Building or to any leased space to such a degree as to be objectionable to Landlord or to any tenants in the Building shall be placed and maintained by the party owning the machines or equipment, at such party’s expense, in settings of cork, rubber or spring-type noise and/or vibration eliminators sufficient to eliminate vibration and/or noise.

B.	GENERAL PROHIBITIONS: In order to insure proper use and care of the Premises, the Building and the Land, Tenant shall not:

(1)	Keep animals or birds in the Premises.

(2)	Use Premises as sleeping quarters.

(3)	Allow any sign, advertisement or notice to be fixed to the Building, inside or outside, without Landlord’s prior written consent.

(4)	Mark or defile, water closets, toilet rooms, walls, windows, doors or any other part of the Building.

(5)	Place anything on the outside of the Building.

(6)	Cover or obstruct any window, skylight, door or transom that admits light.

(7)	Fasten any article, drill holes, drive nails or screws into the walls, floors, woodwork or partitions, nor shall the same be painted, papered or otherwise covered or in any way marked or broken without consent of Landlord. Tenant agrees to repair any holes or damage to the Premises caused by use of wall fasteners.

(8)	Interfere with the heating or cooling apparatus.

(9)	Unless otherwise agreed between Landlord and Tenant, allow anyone but Landlord’s janitorial contractor to clean Premises.

(10)	Install any shades, blinds or awnings without consent of Landlord.

(11)	Manufacture any commodity or prepare or dispense any foods or beverages, tobacco, drugs, flowers or other commodities or articles without the written consent of Landlord.

(13)	Give employees or other persons permission to go upon the roof of the Building without the written consent of the Landlord.

Exhibit “D”